                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-70306

PROSPECTUS

                                 $360,000,000

                              The PMI Group, Inc.

                 2.50% Senior Convertible Debentures due 2021

                                      and

       Shares of Common Stock Issuable Upon Conversion of the Debentures

                               -----------------

   This prospectus covers resale by selling securityholders of our 2.50% Senior Convertible Debentures due 2021, or the Debentures, and shares of our common stock issuable upon conversion of the Debentures.

   The Debentures bear interest at a rate of 2.50% per annum. We will pay interest on the Debentures on January 15 and July 15 of each year, beginning January 15, 2002. We will also pay contingent interest for specified semi-annual periods commencing on July 15, 2004, 2006, 2008, 2011 or 2016 if the sale price of our common stock over a specified number of trading days is less than 60% of the conversion price of the Debentures then in effect.

   The Debentures will be convertible, at the holders' option, into shares of our common stock initially at a conversion price of $88.31 per share, which is equal to a conversion rate of 11.324 shares per $1,000 principal amount of Debentures, subject to adjustments described elsewhere in this prospectus, in the following circumstances:

  . if the sale price of our common stock is above 120% of the conversion price measured over a specified number of trading days;

  . if the ratio of the trading price of the Debentures to the conversion value of the Debentures is below 105% measured over a specified number of trading days;

  .  if the Debentures have been called for redemption;

  . during any period in which the credit ratings assigned to the Debentures by Moody's Investors Service, Inc., or Moody's, is below "Baa3" and by Standard & Poor's Rating Services, or Standard and Poor's, is below "BBB-", or if neither agency rates the Debentures; and

  .  upon the occurrence of specified corporate transactions.

   We may redeem some or all of the Debentures on or after July 15, 2006.

   Holders may require us to purchase all or a portion of their Debentures on July 15, 2004, 2006, 2008, 2011 and 2016 or, subject to specified exceptions, upon a change of control event. In either event, we may choose to pay the purchase price in cash or shares of our common stock or a combination of cash and shares of our common stock.

   Shares of our common stock are quoted on the New York Stock Exchange under the symbol "PMI". The last reported sale price of the shares on October 17, 2001, was $56.48 per share.

   We do not intend to list the Debentures for trading on any securities exchange or any automated quotation system.

   Pursuant to the terms of the indenture, we and each holder of the Debentures have agreed, for United States federal income tax purposes, to treat the Debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments. See "Certain United States Federal Income Tax Consequences".

   See "Risk Factors" section beginning on page 6 of this prospectus to read about factors you should consider before purchasing the Debentures or common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------

               The date of this prospectus is October 18, 2001.

               Limitations on Ownership of our Voting Securities

   The PMI Group, Inc. owns, or is affiliated with, insurance companies domiciled in Arizona, Florida, Illinois and Wisconsin. Under Arizona, Illinois and Wisconsin law, no person may acquire control of The PMI Group (and thereby acquire indirect control of its insurance subsidiaries), unless certain regulatory requirements (which may include the requirement to file applications with, or obtain approvals from, the relevant insurance departments) are satisfied. For this purpose, the ownership of 10% or more of our voting securities is presumed to confer control (unless a disclaimer of control is filed with the appropriate insurance department and is not disallowed), and the ownership of certain entities under common control may be aggregated. The applicable provisions of Arizona and Illinois law define voting securities to include securities convertible into securities with the right to vote. Under Wisconsin law, voting securities, although not defined, may include securities convertible into securities with the right to vote. Accordingly, the Debentures may be considered voting securities for purposes of these laws because they are convertible, under certain circumstances, into our common stock. Under Florida law, no person may acquire 5% or more of The PMI Group's voting securities without the prior approval of the Florida Department of Insurance. However, a person that acquires less than 10% of The PMI Group's voting securities may file a disclaimer with the Florida Department of Insurance and such filing will relieve such person of its obligations to obtain such approvals unless the Department disallows the disclaimer. Under Florida law, voting securities are defined as instruments that give the holder the right to vote, consent to or authorize any corporate action, but the definition does not address convertible securities. Accordingly, any investor that may through its ownership (and the ownership of affiliates or other third parties whose holdings are required to be aggregated with those of such investor) of common stock and/or Debentures be deemed to own 5% or more of our common stock, including common stock issuable upon conversion of the Debentures, should consult with its legal advisors to ensure that it complies with applicable requirements of Arizona, Florida, Illinois and Wisconsin law.

                               TABLE OF CONTENTS

                                                                    Page
                                                                    ----
        Cautionary Note Regarding Forward-Looking Statements.......   1
        Summary....................................................   2
        Risk Factors...............................................   6
        Use of Proceeds............................................  21
        Ratio of Earnings to Fixed Charges.........................  21
        Description of the Debentures..............................  22
        Description of our Capital Stock...........................  41
        Certain United States Federal Income Tax Consequences......  43
        Selling Securityholders....................................  51
        Plan of Distribution.......................................  55
        Validity of the Securities.................................  56
        Experts....................................................  56
        Incorporation of Certain Information by Reference..........  57
        For More Information.......................................  57

             CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Certain statements made by us in this prospectus, any prospectus supplement and other documents filed with the Securities and Exchange Commission, or SEC, that are not historical facts, or are preceded by, followed by or include the words "believes", "expects", "anticipates", "estimates" or similar expressions, or that relate to future plans, events or performances, are forward-looking statements within the meaning of the federal securities laws.

   When a forward-looking statement includes an underlying assumption, we caution that, while we believe the assumption to be reasonable and make it in good faith, assumed facts almost always vary from actual results, and the difference between assumed facts and actual results can be material. Where, in any forward-looking statement, we express an expectation or belief as to future results, there can be no assurance that the expectation or belief will result. Our actual results may differ materially from those expressed in any forward-looking statements made by us. Forward-looking statements involve a number of risks of uncertainties including, but not limited to, the risks described under the heading "Risk Factors" beginning on page 6 of this prospectus. Other risks are referred to from time to time in our periodic filings with the SEC. All forward-looking statements are qualified by and should be read in conjunction with those risk factors.

   Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                    SUMMARY

   The following summary is qualified in its entirety by the more detailed information and historical consolidated financial statements, including the notes to those financial statements, appearing elsewhere in this prospectus or incorporated by reference herein. Investors should carefully consider the information set forth under "Risk Factors". Unless the context otherwise requires, the term "The PMI Group" refers to The PMI Group, Inc. and the terms "company", "we", "us" and "our" refer to The PMI Group, Inc. and its subsidiaries.

                              The PMI Group, Inc.

   The PMI Group, Inc. is a global provider of credit enhancement products and lender services that promote home ownership and facilitate mortgage transactions in the capital markets. Through our wholly and partially owned subsidiaries, we offer residential mortgage insurance domestically and internationally, title insurance, financial guaranty reinsurance and other residential lender services.

   Our principal executive offices are located at 601 Montgomery Street, San Francisco, California 94111, and our telephone number is (415) 788-7878.

                                The Debentures

Issuer......................  The PMI Group, Inc.

Maturity Date...............  July 15, 2021.

Ranking.....................  The Debentures are senior unsecured obligations of The PMI Group and rank equal in right of payment with all existing and future senior unsecured indebtedness of The PMI Group, including The PMI Group's 6 3/4% Notes due November 15, 2006, which we refer to as our 6 3/4% notes.

Interest Payment Dates......  January 15 and July 15, beginning January 15,
                              2002

Interest Rate...............  2.50% per annum.

Contingent Interest.........  The interest rate on the Debentures will increase to the Reset Rate for any semi-annual period commencing on July 15, 2004, 2006, 2008, 2011 or
                              2016, each of which we refer to as a "Reset Rate Determination Date", if the Trading Price Condition for that semi-annual period is satisfied. The "Trading Price Condition" is satisfied for any semi-annual period if the sale price of our common stock for any 20 out of the last 30 trading days ending five days prior to the first day of such semi-annual period is less than or equal to 60% of the conversion price of the Debentures in effect for each of those 20 trading days.

                              Following an increase to the Reset Rate, the interest rate on the Debentures will remain the Reset Rate unless and until the first day of a subsequent semi-annual period for which the Trading Price Condition is not satisfied, at which time the interest rate on the Debentures will revert to 2.50% per annum and will remain at such rate unless and until the Trading Price Condition is satisfied for a semi-annual period commencing on a subsequent Reset Rate Determination Date.

                              If the Reset Rate is in effect for a particular semi-annual period, we will pay a portion of any increase represented by the change to the Reset Rate as cash interest at an annualized rate of 0.35% per annum (0.175% per semi-annual period) and any remaining increase in interest will be added to the principal amount of the Debentures (but will not affect the number of shares of common stock issuable upon conversion of the Debentures) and will be accrued and payable at maturity, upon any repurchase at the option of the holder or upon any optional redemption by The PMI Group.

                              The "Reset Rate" determined as of each Reset Rate Determination Date will be equal to 75% of the rate that would, in the sole judgment of the "Reset Rate Agent", result in a trading price of par of a hypothetical issue of senior, nonconvertible, noncontingent, fixed-rate debt securities of The PMI Group with:

                             .  a final maturity comparable to the Debentures;

                             . an aggregate principal amount equal to the principal amount of the Debentures then outstanding; and

                             . covenants and other provisions that are, insofar as would be practicable for an issue of senior, nonconvertible, noncontingent, fixed-rate debt securities, substantially identical to those of the Debentures, but which are not subject to repurchase by The PMI Group at the option of the holder.

                              In no case, however, will the Reset Rate ever be greater than 12% or less than 2.85%. Also, if the Reset Rate Agent has not established the Reset Rate for the applicable semi-annual period, or if the Reset Rate Agent determines in its sole judgment that there is no suitable reference rate from which the Reset Rate may be determined, the Reset Rate for that period will be the Reset Rate most recently determined (unless there is no Reset Rate most recently determined, in which case the Reset Rate shall be a rate mutually agreed upon by the Reset Rate Agent and us reflecting current market conditions), such Reset Rate to remain in effect until the Reset Rate Agent determines that there is a suitable reference rate at which time the Reset Rate Agent shall determine a new Reset Rate.

Conversion Rights...........  Holders may convert their Debentures prior to stated maturity under any of the following circumstances:

                              . during any quarterly conversion period if the closing sale price of our common stock for a period of at least 20 trading days in the period of 30 consecutive trading days ending on the first day of such conversion period is more than 120% of the conversion price on that thirtieth day;

                              . during the five-business-day period following any 10 consecutive trading-day period in which the average of the trading prices (as defined in this prospectus) for a Debenture was less than 105% of the average sale prices (as defined in this prospectus) of our common stock multiplied by the number of shares into which such Debenture is then convertible;

                              .  during such period, if any, after the
                                 thirtieth day following the initial issuance of the Debentures that the credit rating assigned to the Debentures by both Moody's and Standard & Poor's is below Baa3 and BBB-, respectively, or if neither rating agency is rating the Debentures;

                              .  if we have called those Debentures for
                                 redemption; or

                              . upon the occurrence of specified corporate transactions described under "Description of the Debentures--Conversion Rights".

                              For each Debenture surrendered for conversion, a holder initially will receive 11.324 shares of our common stock. This represents an initial conversion price of $88.31 per share of common stock. The conversion rate (and the conversion price) may be adjusted for certain reasons, but will not be adjusted for accrued interest, if any. Upon conversion, holders will not receive any cash payment representing accrued interest. Instead, accrued interest will be deemed paid by the common stock received by holders on conversion. Debentures called for redemption may be surrendered for conversion until the close of business one business day prior to the redemption date.

Sinking Fund................  None.

Optional Redemption by The PMI
Group.......................  We may not redeem the debentures prior to July
                              15, 2006. We may redeem some or all of the Debentures on or after July 15, 2006, for a price equal to the principal amount of the Debentures plus any accrued and unpaid interest, including contingent interest and additional interest, if any, on such redemption date.

Repurchase Right of Holders.  Each holder of the Debentures may require us to repurchase all or a portion of their Debentures on July 15, 2004, 2006, 2008, 2011 and 2016 at a
                              price equal to the principal amount thereof plus any accrued and unpaid interest, including contingent interest and additional interest, if any, to the date of purchase. We may choose to pay the purchase price in cash, common stock or a combination of cash and shares of our common stock. If we elect to pay all or a portion of the purchase price in common stock, the shares of common stock will be valued at 97.5% of the average sale price for the 20 trading days ending on the third day prior to the repurchase date.

Change of Control...........  Upon a change of control of The PMI Group, holders may require us, subject to certain conditions, to repurchase all or a portion of your Debentures. We will pay a purchase price equal to the principal amount of such Debentures plus any accrued and unpaid interest, including contingent interest and additional interest, if any, to the purchase date. We may choose to pay the purchase price in cash, shares of our common stock or a combination of cash and shares of our common stock. If we elect to pay all or a portion of the purchase price in common stock, the shares of our common stock will be valued at 97.5% of the average sale price for 20 trading days ending on the third day prior to the repurchase date.

Events of Default...........  If there is an event of default on the
                              Debentures, the principal amount of the
                              Debentures, plus any accrued and unpaid interest, including contingent interest and additional interest, if any, may be declared immediately due and payable. These amounts automatically become due and payable in specified circumstances described under "Description of the Debentures--Events of Default".

NYSE Symbol for our Common
Stock.......................  Our common stock is traded on the New York Stock
                              Exchange under the symbol "PMI".

                                 Risk Factors

   You should read the "Risk Factors" section, beginning on page 6 of this prospectus, to understand the risks associated with an investment in the Debentures and our common stock.

                                 RISK FACTORS

   You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

   If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading prices of the Debentures and of our common stock could decline substantially.

   This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus.

                         Risks Related to Our Business

General economic factors may adversely affect our loss experience and the demand for mortgage insurance.

   Losses result from events, such as unemployment, that reduce a borrower's ability to continue to make mortgage payments. The amount of the loss, if any, depends in part on whether the home of a borrower who defaults on a mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. Favorable economic conditions generally reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, reducing and in some cases even eliminating a loss from a mortgage default. We believe that our loss experience could materially increase as a result of:

  .  national or regional economic recessions;

  .  declining values of homes;

  .  higher unemployment rates;

  .  deteriorating borrower credit;

  .  interest rate volatility;

  .  shortages of electric power in California or other states; or

  .  combinations of these factors.

   These factors could also materially reduce the demand for housing and, consequently, the demand for mortgage insurance.

   The United States is currently experiencing an economic downturn. If this economic downturn continues or worsens, our loss experience could suffer and demand for mortgage insurance could decline.

If interest rates decline, home values increase or mortgage insurance cancellation requirements change, the length of time that our policies remain in force and our revenues could decline.

   A significant percentage of the premiums we earn each year is generated from insurance policies that we have written in previous years. As a result, the length of time insurance remains in force is an important determinant of our revenues. The policy owner or servicer of the loan may cancel insurance coverage at any time. In addition, the Home Owners Protection Act of 1998 provides for the automatic termination or cancellation of mortgage insurance upon a borrower's request if specified conditions are satisfied. Factors that tend to reduce the length of time our insurance remains in force include:

  . current mortgage interest rates falling below the rates on the mortgages underlying our insurance in force, which frequently results in borrowers refinancing their mortgages and canceling their existing mortgage insurance;

  . the rate of appreciation in home values experienced by the homes underlying the mortgages of the insurance in force, which can result in the cancellation of mortgage insurance; and

  . changes in the mortgage insurance cancellation policies of mortgage lenders and investors.

   Although we have a history of expanding our business during periods of low interest rates, the resulting increase of new insurance written may not be adequate to compensate us for our loss of insurance in force arising from policy cancellations.

If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could also decline, which could result in a decline in our future revenue.

   The factors that affect the volume of low down payment mortgage originations include:

  .  the level of home mortgage interest rates;

  . the health of the domestic economy as well as conditions in regional and local economies;

  . consumer confidence, which may be adversely affected by economic instability, war or catastrophic events such as the attacks on the World Trade Center and the Pentagon;

  .  housing affordability;

  .  population trends, including the rate of household formation;

  . the rate of home price appreciation, which in times of heavy refinancing affects whether refinance loans have loan-to-value ratios that require private mortgage insurance; and

  .  government housing policy encouraging loans to first-time homebuyers.

   A decline in the volume of low down payment housing could reduce the demand for private mortgage insurance and, therefore, our revenues.

We cannot cancel mortgage insurance policies or adjust renewal premiums to protect from unanticipated claims, which could harm our financial performance.

   We cannot cancel the mortgage insurance coverage that we provide. In addition, we generally establish renewal premium rates for the life of the mortgage insurance policy when the policy is issued. As a result, the impact of unanticipated claims generally cannot be offset by premium increases on policies in force or limited by nonrenewal of insurance coverage. The premiums we charge may not be adequate to compensate for the risks and costs associated with the insurance coverage we provide to our customers.

The adoption of a risk-based capital rule by the Office of Federal Housing Enterprise Oversight could require us to obtain a claims-paying ability rating of "AAA" and could cause our business to suffer.

   On July 19, 2001, the Office of Federal Housing Enterprise Oversight announced a risk-based capital rule that treats credit enhancements issued by private mortgage insurance companies with claims-paying ability ratings of "AAA" more favorably than those issued by mortgage insurance companies with "AA" ratings. We do not have a "AAA" rating and may need to obtain such a rating as a result of the rule. To obtain a claims-paying ability rating of "AAA" we may need to dedicate significant capital to the mortgage insurance business that we might use in other ways and we would also have additional costs that we would not otherwise incur. Two of our direct competitors have "AAA" claims paying ratings, with the balance being rated "AA". While we are currently considering options to address the rule, we cannot be sure that we will be able to implement any of the options that we have under consideration to address the risk-based capital rule in a timely manner, or at all, or that these options, if implemented, will be effective to address the capital differential contained in the rule. If we are unable to address the capital differential contained in the rule in a timely manner, or at all, our business could be seriously harmed. Changes in the preferences of Fannie Mae and Freddie Mac, or the GSEs, for private mortgage insurance to other forms of credit enhancement, or a tiering of mortgage insurers based on their credit rating, as a result of the OFHEO rule could harm our financial condition and results of operations.

Because we compete with private mortgage insurers, governmental agencies and others in an industry that is highly competitive, our revenues and profits could decline substantially as we respond to competition or if we lose market share.

   The principal sources of our direct and indirect competition include:

  . other private mortgage insurers, some of which are subsidiaries of well capitalized, diversified public companies with direct or indirect capital reserves that provide them with potentially greater resources than we have;

  . federal and state governmental and quasi-governmental agencies, principally the Federal Housing Administration, or FHA, and to a lesser degree the Veterans Administration, or VA;

  . mortgage lenders that choose not to insure against borrower default, self-insure through affiliates, or offer residential mortgage products that do not require mortgage insurance; and

  . captive reinsurance subsidiaries of national banks, savings institutions and bank holding companies and other mortgage lenders.

   We cannot be sure that we will be able to compete successfully with our direct or indirect competitors. If we are unable to compete successfully, our business will suffer.

If mortgage lenders and investors select alternatives to private mortgage insurance, the amount of insurance that we write could decline significantly, which could reduce our revenues and profits.

   Alternatives to private mortgage insurance include:

  . government mortgage insurance programs, including those of the FHA and the VA;

  .  investors holding mortgages in their portfolios and self-insuring;

  . investors using credit enhancements other than private mortgage insurance or using other credit enhancements in conjunction with reduced levels of private mortgage insurance coverage; and

  . mortgage lenders structuring mortgage originations to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10% loan-to-value ratio, which is referred to as an 80-10-10 loan, rather than a first mortgage with a 90% loan-to-value ratio. The loan-to-value ratio is the ratio of the original loan amount to the value of the property.

   These alternatives, or new alternatives to private mortgage insurance that may develop, could reduce the demand for private mortgage insurance and cause our revenues and profitability to decline.

   The OFHEO risk-based capital rule may allow large banks and brokerage firms to provide or arrange for products that may efficiently substitute for some of the capital relief provided to the GSEs by private mortgage insurance. Many of these entities have significantly more capital than we have and a few have "AAA" ratings. The ability of these companies to offer or arrange for the products described above will be dependent upon, among other things, how the OFHEO risk-based capital rule is interpreted and administered and the willingness of the GSEs to utilize such forms of credit enhancement. In October 1999, the Federal Housing Finance Board authorized each Federal Home Loan Bank to offer programs to purchase single-family conforming mortgage loans originated by participating member institutions under the single-family member mortgage assets program. In July 2000, the Federal Housing Finance Board gave permanent authority to each Federal Home Loan Bank to purchase these loans from member institutions without any volume cap. Under the Board's rules, member institutions are also authorized to provide credit enhancement for eligible loans. Any expansion of the Federal Home Loan Banks' ability to use alternatives to mortgage insurance could reduce the demand for private mortgage insurance and harm our financial condition and results of operations.

Legislation and regulatory changes may reduce demand for private mortgage insurance, which could harm our business.

   Increases in the maximum loan amount that the FHA can insure can reduce the demand for private mortgage insurance. Effective January 1, 2001, the maximum individual loan amount that the FHA can insure was increased to $239,250. In addition, the FHA has streamlined its down-payment formula and made FHA insurance more competitive with private mortgage insurance in areas with higher home prices. As of January 1, 2001, the FHA reduced the up-front mortgage insurance premiums it charges on loans from 2.25% to 1.50% of the original loan amounts. These and other legislative and regulatory changes have caused, and may cause in the future, demand for private mortgage insurance to decrease and this could harm our financial condition and results of operations.

As a result of the enactment of The Gramm-Leach-Bliley Act, we expect to experience increased competition from mortgage insurance companies owned by large, well capitalized financial services companies, which could significantly harm our business.

   The Gramm-Leach-Bliley Act allows bank holding companies to engage in a substantially broader range of activities, including insurance underwriting, than those companies could previously engage in and allows insurers and other financial service companies to acquire banks. Bank holding companies are now permitted to form insurance subsidiaries that issue insurance products, including mortgage insurance, directly to consumers. We expect that, over time, consumers will have the ability to shop for their insurance, banking and investment needs at one financial services company. We believe that this new law may lead to increased competition in the mortgage insurance industry by facilitating the development of new savings and investment products, resulting in mortgage lenders offering mortgage insurance directly to home borrowers rather than through captive reinsurance arrangements with us and encouraging large, well-capitalized financial service companies to enter the mortgage insurance business.

We depend on a small number of customers and our business and financial performance could suffer if we were to lose the business of a major mortgage lender.

   We are dependent on a small number of customers. Our top ten customers were responsible for 39% of our new insurance written as of June 30, 2001. The concentration of business with our customers may increase as a result of mergers or other factors. These customers may reduce the amount of business currently given to us or cease doing business with us altogether. Our master policies and related lender agreements do not, and by law cannot, require our lenders to do business with us. The loss of business from any major customer could seriously harm our business and results of operations.

   We acquire a significant percentage of our new business through secondary market bulk transactions with a limited number of parties. Secondary market bulk transactions are negotiated transactions in which we insure a large group of loans or commit to insure new loans on agreed-upon terms. Our business could be harmed if these investors substitute other types of credit enhancement for private mortgage insurance.

We could lose premium revenue if Fannie Mae or Freddie Mac continue to reduce the level of private mortgage insurance coverage required for low down payment mortgages.

   Fannie Mae and Freddie Mac are the beneficiaries on a substantial majority of the insurance policies we issue as a result of their purchases of home loans from lenders or investors. Fannie Mae and Freddie Mac offer programs that require less mortgage insurance coverage on mortgages approved by their automated underwriting systems. Fannie Mae and Freddie Mac might further reduce coverage requirements. If the reduction in required levels of mortgage insurance becomes widely accepted by mortgage lenders, our premium revenue would decline and our financial condition and results of operations could suffer.

New products introduced by Fannie Mae or Freddie Mac, if widely accepted, could harm our profitability.

   Fannie Mae and Freddie Mac have separately introduced new products for which they will, upon receipt from lenders of loans with primary mortgage insurance, restructure the mortgage insurance coverage by reducing the amount of primary insurance coverage and adding a second layer of insurance coverage, usually in the form of pool insurance. Pool insurance is a type of mortgage insurance that covers all or a percentage of a loss on individual mortgage loans held within a group or pool of loans up to an agreed aggregate limit for the pool. Under these programs, Fannie Mae and Freddie Mac may provide services to the mortgage insurer and the mortgage insurer may be required to pay fees to Fannie Mae or Freddie Mac for the reduced insurance coverage or the services provided. These new products may prove to be less profitable than PMI's traditional mortgage insurance business. If these products prove to be less profitable than PMI's traditional mortgage insurance business, and become widely accepted, our financial condition and operating results could seriously suffer.

Efforts by Fannie Mae and Freddie Mac to reduce the need for private mortgage insurance could reduce our revenues.

   Freddie Mac has made several announcements that it would pursue a permanent charter amendment that would allow it to utilize alternative forms of default loss protection or otherwise forego the use of private mortgage insurance on higher loan-to-value mortgages. Such a result could severely harm our financial condition and results of operation. In October 2000, Fannie Mae announced its intention to increase its share of revenue associated with the management of mortgage credit risk and interest rate risk during the next three years by retaining mortgage credit risk previously borne by a number of other parties, including mortgage insurers. Part of any attempt by Fannie Mae to increase its share of revenue associated with mortgage credit risk could include a reduction in the use or level of mortgage insurance, which could reduce our revenue.

Lobbying activities by large mortgage lenders calling for expanded federal oversight and legislation relating to the role of Fannie Mae and Freddie Mac in the secondary mortgage market could damage our relationships with those mortgage lenders, Fannie Mae and Freddie Mac.

   Together with Fannie Mae, Freddie Mac and mortgage lenders, we jointly develop and make available various products and programs. These arrangements involve the purchase of our mortgage insurance products and frequently feature cooperative arrangements between the three parties. In 1999, a coalition of financial services and housing related trade associations, including the Mortgage Insurance Companies of America and several large mortgage lenders, formed FM Watch, a lobbying organization that supports expanded federal oversight and legislation relating to the role of Fannie Mae and Freddie Mac in the secondary mortgage market. Fannie Mae and Freddie Mac have criticized, and lobbied against, FM Watch. These lobbying activities could, among other things, polarize Fannie Mae, Freddie Mac and members of FM Watch as well as our customers and us. As a result of this polarization, our relationships with Fannie Mae and Freddie Mac may limit our opportunities to do business with some mortgage lenders, particularly the large mortgage lenders that have formed FM Watch. Conversely, our relationships with these large mortgage lenders may limit our ability to do business with Fannie Mae and Freddie Mac. Either of these outcomes could seriously harm our financial condition and results of operations.

If we are unable to introduce and successfully market new products and programs, our competitive position could suffer.

   From time to time we introduce new mortgage insurance products or programs. Our competitive position and financial performance could suffer if we experience delays in introducing competitive new products and programs or if these products or programs are less profitable than our existing products and programs.

Mortgage lenders increasingly require us to reinsure a portion of the mortgage insurance default risk on mortgages that they originate with their captive mortgage reinsurance companies, which will reduce our net premiums written.

   Our customers have indicated an increasing demand for captive mortgage reinsurance arrangements. Under these arrangements, a reinsurance company, which is usually an affiliate of the mortgage lender, assumes a portion of the mortgage insurance default risk on mortgage loans originated by the lender in exchange for a portion of the insurance premiums. An increasing percentage of our new insurance written is being generated by customers with captive reinsurance companies, and we expect that this trend will continue. An increase in captive mortgage reinsurance arrangements will decrease our net premiums written, which may negatively impact the yield that we obtain on net premiums earned for customers with captive mortgage reinsurance arrangements. If we do not provide our customers with acceptable risk-sharing structured transactions, including potentially increasing levels of premium cessions in captive mortgage reinsurance arrangements, our competitive position may suffer.

Our risk in force consists of mortgage loans with high loan-to-value ratios, which generally result in more claims than mortgage loans with lower loan-to-value ratios.

   At June 30, 2001:

  . 45% of our risk in force consisted of mortgages with loan-to-value ratios greater than 90% but less than or equal to 95%, which we refer to as 95s. Risk in force is the dollar amount equal to the product of each individual insured mortgage loan's current principal balance and the percentage specified in the insurance policy of the claim amount that would be payable if a claim were made. In our experience, 95s have claims frequency rates approximately twice that of mortgages with loan-to-value ratios greater than 85% but less than or equal to 90%, which we refer to as 90s.

  . 6% of our risk in force consisted of mortgages with loan-to-value ratios greater than 95% but less than or equal to 97%, which we refer to as 97s. In our experience 97s have higher claims frequency rates than 95s and greater uncertainty as to pricing adequacy.

  . 0.4% of our risk in force consisted of mortgages with loan-to-value ratios greater than 97%, which in our experience have claims frequency rates higher than 97s.

  . 8% of our risk in force consisted of adjustable rate mortgages, which we refer to as ARMs. In our experience ARMs, although priced higher, have claims frequency rates that exceed the rates associated with our book of business as a whole.

The premiums we charge for mortgage insurance on non-traditional loans, and the associated investment income, may not be adequate to compensate us for future losses from these products.

   Our new insurance written includes non-traditional, Alternative A and less than A loans, which we refer to as non-traditional loans. Non-traditional loans represented approximately 19% of our total new insurance written in 2000 and approximately 7% of our total new insurance written in the first half of 2001. Loan characteristics, credit quality, loss development, pricing structures and persistency, which is the percentage of insurance policies at the beginning of a period that remain in force at the end of the period, on non-traditional loans can be significantly different than our traditional prime business. In addition, non-traditional loans generally do not meet the standard underwriting guidelines of Fannie Mae and Freddie Mac. We expect higher delinquency rates and default rates, which is the percentage of insured loans in force that are in default, for non-traditional loans. We cannot be sure that this book of business will generate the same returns as our standard business or that the premiums that we charge on non-traditional loans will adequately offset the associated risk.

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Paying a significant number of claims under the pool insurance we write could harm our financial performance.

   We offer pool insurance that is generally used as an additional credit enhancement for secondary market mortgage transactions. Pool insurance provides coverage for non-conforming loans, and is generally considered riskier than primary insurance. Under primary insurance, an insurer's exposure is limited to a specified percentage of any unpaid principal, delinquent interest and related expenses on an individual loan. Under traditional pool insurance, there is an aggregate exposure limit--a "stop loss"--on a pool of loans, which is generally a percentage of the initial aggregate loan balance of the entire pool of loans. Under our pool insurance, we could be required to pay the full amount of every loan in the pool that is in default and upon which a claim is made until the stop loss is reached, rather than a percentage of that amount. The premiums that we charge for these policies may not adequately compensate us if we experience higher delinquency and default rates than we anticipate at the time we set the premiums for the policies. If we are required to pay a significant number of claims under our pool insurance, then our financial condition and results of operations could be seriously harmed.

The concentration of insurance in force in relatively few states could increase claims and losses and harm our financial performance.

   In addition to being affected by nationwide economic conditions, we could be particularly affected by economic downturns in specific regions of the United States where a large portion of our business is concentrated. As of June 30, 2001:

  . 13% of our total risk in force was on mortgages for homes located in California, where the percentage of insured loans in force that were in default, or default rate, on our policies was 2.13% on that date;

  . 8% of our total risk in force was on mortgages for homes located in Florida, where the default rate on our policies was 2.41% on that date; and

  . 7% of our total risk in force was on mortgages for homes located in Texas, where the default rate on our policies was 2.13% on that date.

   This compares with a nationwide default rate on our policies of 2.12% as of June 30, 2001. Continued and prolonged adverse economic conditions in any of these states could result in high levels of claims and losses. In addition, refinancing of mortgage loans can have the effect of concentrating our insurance in force in economically weaker areas, because mortgages in areas experiencing appreciation of home values are less likely to require mortgage insurance at the time of refinancing than are mortgages in areas experiencing limited or no appreciation of home values.

We delegate underwriting authority to mortgage lenders that may cause us to insure unacceptably risky mortgage loans, which could increase claims and losses.

   The majority of our new insurance written is underwritten pursuant to a delegated underwriting program. Once a mortgage lender is accepted into our delegated underwriting program, that mortgage lender may determine whether mortgage loans meet our program guidelines and may commit us to issue mortgage insurance. We expect to continue offering delegated underwriting to approved lenders and may expand the availability of delegated underwriting to additional customers. If an approved lender commits us to insure a mortgage loan, we may not refuse to insure, or rescind coverage on, that loan even if we reevaluate that loan's risk profile or the lender failed to follow our delegated underwriting guidelines, except in very limited circumstances. In addition, our ability to take action against an approved lender that fails to follow our program guidelines and requirements is limited by access to data that would be needed to assess the lender's compliance with those guidelines and requirements. Therefore, an approved lender could cause us to insure a material amount of mortgage loans with unacceptable risk profiles prior to our termination of the lender's delegated underwriting authority.

We expect our loss experience to increase significantly as our policies continue to age.

   The majority of claims under private mortgage insurance policies have historically occurred during the third through the sixth years after issuance of the policies. As of June 30, 2001, approximately 78% of our risk in force was written after December 31, 1997. This means that less than half of our risk in force has reached the beginning of the expected peak claims period. As a result, our loss experience is expected to increase significantly as our policies continue to age. If the claim frequency, which is the percentage of loans insured that have resulted in a paid claim, on our risk in force significantly exceeds the claim frequency that was assumed in setting our premium rates, our financial condition and results of operations and cash flows would be seriously harmed.

Our loss reserves may be insufficient to cover claims paid and loss-related expenses incurred.

   We establish loss reserves to recognize the liability for unpaid losses related to insurance in force on mortgages that are in default. These loss reserves are based upon our estimates of the claim rate and average claim amounts, as well as the estimated costs, including legal and other fees, of settling claims. These estimates are regularly reviewed and updated using currently available information. Any adjustments, which may be material, resulting from these reviews are reflected in our then current consolidated results of operations. Our reserves may not be adequate to cover ultimate loss development on incurred defaults. Our financial condition and results of operations could be seriously harmed if our reserve estimates are insufficient to cover the actual related claims paid and loss-related expenses incurred.

If we fail to properly underwrite mortgage loans under our contract underwriting services, we may be required to assume the cost of repurchasing those loans.

   We provide contract underwriting services for a fee. These services help enable our customers to improve the efficiency and quality of their operations by outsourcing all or part of their mortgage loan underwriting to us. As part of our contract underwriting services, we generally provide remedies to our customers in the event that our underwriters fail to properly underwrite the mortgage loans. These remedies may include the assumption of the cost of repurchasing loans that are not properly underwritten, a remedy not available under our master primary insurance policies. Worsening economic conditions could cause us to increase the number and severity of the remedies that we offer, which could harm our financial condition. There are limitations on the number of available underwriting personnel and heavy price competition among mortgage insurance companies. Our inability to recruit and maintain a sufficient number of qualified underwriters or any significant increase in the cost we incur to satisfy our underwriting services obligations could harm our financial condition and results of operations.

If our claims-paying ability is downgraded, then mortgage lenders and the mortgage securitization market may not purchase mortgages or mortgage-backed securities insured by us, which could materially harm our financial performance.

   The claims-paying ability of PMI Mortgage Insurance Co., our largest wholly owned subsidiary, which we refer to as "PMI", is currently rated "AA+" (excellent) by Standard and Poor's, "Aa2" (excellent) by Moody's and "AA+" (very strong) by Fitch. These ratings may be revised or withdrawn at any time by one or more of the rating agencies. These ratings are based on factors relevant to PMI's policyholders and are not applicable to the Debentures or our common stock or outstanding debt. The rating agencies could lower or withdraw our ratings at any time as a result of a number of factors, including:

  .  underwriting or investment losses;

  . the necessity to make capital contributions to our subsidiaries pursuant to capital support agreements;

  . other adverse developments in PMI's financial condition or results of operations; or

  .  changes in the views of rating agencies.

   If PMI's claims-paying ability rating falls below "AA-" from Standard and Poor's or "Aa3" from Moody's, then investors, including Fannie Mae and Freddie Mac, will not purchase mortgages insured by us, which would seriously harm our financial condition and results of operations.

Our ongoing ability to pay dividends to our stockholders and meet our obligations primarily depends upon the receipt of dividends and returns of capital from our insurance subsidiaries and our investment income.

   Our principal sources of funds are dividends from our subsidiaries, investment income and funds that may be raised from time to time in the capital markets. Factors that may affect our ability to maintain and meet our capital and liquidity needs include:

  . the level and severity of claims experienced by our insurance subsidiaries;

  .  the performance of the financial markets;

  .  standards and factors used by various credit rating agencies;

  .  financial covenants in our credit agreements; and

  . standards imposed by state insurance regulators relating to the payment of dividends by insurance companies.

   Any significant change in these factors could prevent us from being able to maintain the capital resources required to meet our business needs.

Regulatory authorities in Illinois and New York are considering whether our business has been conducted in compliance with applicable state law.

   On January 31, 2000, the Illinois Department of Insurance issued a letter addressed to all mortgage guaranty insurers licensed in Illinois. The letter states that it may be a violation of Illinois law for mortgage insurers to offer to Illinois mortgage lenders the opportunity to purchase certain notes issued by a mortgage insurer or an affiliate, or to participate in loan guaranty programs. The letter also states that a violation might occur if mortgage insurers offer lenders coverage on pools of mortgage loans at a discounted or below market premium in return for the lenders' referral of primary mortgage insurance business. In addition, the letter stated that, to the extent a performance guaranty actually transfers risk to the lender in return for a fee, the lender may be deemed to be doing an insurance business in Illinois without authorization. The letter announced that any mortgage guaranty insurer that is participating in the described or similar programs in the State of Illinois should cease such participation or, alternatively, provide the Department with a description of any similar programs, giving the reason why the provisions of Illinois are not applicable or not violated. If the Illinois Department of Insurance were to determine that we were not in compliance with Illinois law, our financial condition and results of operations could suffer.

   In February 1999, the New York Department of Insurance stated in Circular Letter No. 2, addressed to all private mortgage insurers licensed in New York, that certain pool, risk-share and structured products and programs would be considered to be illegal under New York law. If the New York Department of Insurance determined we were not in compliance with Circular Letter No. 2, our financial condition and results of operations could suffer.

If adopted, a proposed elimination of a federal tax deduction relating to contingency reserves could harm our financial performance.

   In April 2001, the Congressional Joint Committee on Taxation proposed the elimination of a federal income tax deduction given for amounts added to contingency reserves that are required to be established by mortgage insurers, such as PMI, by state regulations. The deduction presently allows mortgage insurers to deduct payments made to such reserves subject to limitations and requirements, including the purchase of non-interest bearing tax and loss bonds equal to the tax benefit of the deduction. The elimination of this deduction could harm our financial condition.

An increase in PMI's risk-to-capital ratio could prevent it from writing new insurance, which would seriously harm our financial performance.

   The State of Arizona, PMI's state of domicile for insurance regulatory purposes, and other states limit the amount of insurance risk that may be written by PMI, based on a variety of financial factors, primarily the ratio of net risk in force to statutory capital, or the risk-to-capital ratio. For example, Arizona law provides that if a mortgage guaranty insurer domiciled in Arizona does not have the amount of minimum policyholders' position required, it must cease transacting new business until its minimum policyholders' position meets the requirements. Under Arizona law, minimum policyholders' position is calculated based on policyholders surplus, contingency reserves, the face amount of the mortgage, the percentage coverage or claim settlement option and the loan to value ratio category, net of reinsurance ceded, but including reinsurance assumed.

   Other factors affecting PMI's risk-to-capital ratio include:

  . limitations under the runoff support agreement with Allstate Insurance Company, or Allstate, our former parent company, which prohibit PMI from paying any dividends if, after the payment of the dividend, PMI's risk-to-capital ratio would equal or exceed 23 to 1;

  .  our credit agreement; and

  . capital requirements necessary to maintain our credit rating and PMI's claims-paying ability ratings.

   Generally, the methodology used by the rating agencies to assign credit or claims-paying ability ratings permits less capital leverage than under statutory requirements. Accordingly, we may be required to meet capital requirements that are higher than statutory capital requirements to satisfy rating agency requirements. Standard & Poor's has advised us that it is considering a change to its methodology for computing the amount of capital we need in relation to non-traditional loans. We do not know when Standard & Poor's will make a final decision on its new methodology or how any new capital formulation will affect our business and operations. If Standard & Poor's were to significantly increase the capital PMI may be required to maintain against non-traditional loans, our business and operations could suffer.

   PMI has several alternatives available to help control its risk-to-capital ratio, including:

  .  obtaining capital contributions from The PMI Group;

  .  purchasing additional quota share or excess of loss reinsurance; and

  .  reducing the amount of new business written.

   We may not be able to raise additional funds, or to do so on a timely basis, in order to make a capital contribution to PMI. In addition, reinsurance may not be available to PMI or, if available, may not be available on satisfactory terms. A material reduction in PMI's statutory capital, whether resulting from underwriting or investment losses or otherwise, or a disproportionate increase in risk in force, could increase its risk-to-capital ratio. An increase in PMI's risk-to-capital ratio could limit its ability to write new business, impair PMI's ability to pay dividends to The PMI Group and seriously harm our financial condition and results of operations.

Our international insurance subsidiaries subject us to numerous risks associated with international operations.

   We have subsidiaries in Australia and Europe and may commit significant resources to expand our international operations. Accordingly, we are subject to a number of risks associated with international business activities. These risks include:

  .  the need for regulatory and third party approvals;

  . challenges attracting and retaining key foreign-based employees, customers and business partners in international markets;

  . economic downturns in the foreign mortgage origination markets targeted, particularly the economies of Australia and Europe;

  .  interest rate volatility in a variety of countries;

  .  unexpected changes in foreign regulations and laws;

  .  burdens of complying with a wide variety of foreign laws;

  .  potentially adverse tax consequences;

  .  restrictions on the repatriation of earnings;

  .  foreign currency exchange rate fluctuations;

  . potential increases in the level of defaults and claims on policies insured by foreign-based subsidiaries;

  . the need to integrate our domestic insurance subsidiaries' risk management technology systems and products with those of our foreign operations;

  . the need to successfully develop and market products appropriate to the foreign market, including the development and marketing of credit enhancement products to European lenders and mortgage securitizations;

  .  risks related to global economic turbulence; and

  .  political instability.

The performance of our strategic investments could harm our financial results.

   At June 30, 2001, we had investments in affiliates with a book value of $149.9 million. The performance of our strategic investments in affiliates could be harmed by:

  . changes in the real estate, mortgage lending, mortgage servicing, title and financial guaranty markets;

  .  future movements in interest rates;

  .  those operations' future financial condition and performance;

  .  the ability of those entities to execute future business plans; and

  . our dependence upon management to operate those companies in which we do not own a controlling share.

   In September 2001, we completed our previously announced acquisition of the Australian mortgage insurance company, CGU Lenders Mortgage Insurance Limited (renamed PMI Indemnity Limited). The purchase price of this acquisition is subject to post-closing adjustments but is expected to be approximately $40 million. PMI Indemnity Limited's operations will be integrated into our existing Australian subsidiary and the success of our acquisition of PMI Indemnity Limited will be dependent upon the success of this integration, among other factors.

   In addition, our ability to engage in additional strategic investments is subject to the availability of capital and maintenance of our claims-paying ability ratings by rating agencies.

Our failure or inability to keep pace with the technological demands of our customers or with the technology-related products and services offered by our competitors could significantly harm our business and financial performance.

   Participants in the mortgage lending and mortgage insurance industries increasingly rely on e-commerce and other technology to provide and expand their products and services. An increasing number of our customers require that we provide our products and services electronically via the Internet or electronic data transmission, and the percentage of our new insurance written delivered electronically is increasing. We expect this trend to continue and, accordingly, believe that it is essential that we continue to invest substantial resources on maintaining electronic connectivity with our customers and, more generally, on e-commerce and technology. Our business will suffer if we do not satisfy all technological demands of our customers and keep pace with the technological capabilities of our competitors.

If we are not reimbursed by our insurance carriers for costs incurred by us in connection with our settlement of the Baynham litigation, we may be required to take an additional charge against earnings.

   On December 17, 1999, A. Craig Baynham and Linnie Baynham, as plaintiffs, filed a putative class action against us relating to claimed violations of, among other things, the Real Estate Settlement Procedures Act, or RESPA. We have entered into a settlement agreement with the plaintiffs in this lawsuit. A final order approving the settlement was entered on June 25, 2001. An appeal has been filed to overturn the District Court's decision to not allow certain individuals to intervene in the case prior to the entry of the final order. If the appeal is successful, such individuals could have standing to challenge the terms of the settlement and final order. We currently estimate that the gross amount of the settlement will be between $20 million and $22 million. To account for the settlement, we took a pre-tax charge against fourth quarter 2000 earnings of $5.7 million. This charge represented our estimate of the cost of settlement less our estimate of insurance payments we will receive from our insurance carriers as reimbursement for costs incurred by us in connection with our defense and settlement of the action. We agreed to participate in non-binding mediation with our insurance carriers with respect to the amount of the payments to be reimbursed to us and have completed one session of that mediation, without achieving settlement. We believe further mediation sessions will be scheduled. If we do not realize our estimated amount of insurance proceeds, we could be required to take an additional charge against earnings and this could harm our financial condition and results of operations.

                        Risks Related to the Debentures

We have significantly increased our leverage as a result of the sale of the Debentures.

   In connection with the sale of the Debentures, The PMI Group has incurred $360 million of indebtedness. As a result of this indebtedness, our principal obligations have increased substantially. The degree to which we are leveraged may materially and adversely affect our ability to obtain financing for working capital, acquisitions or other purposes and may make us more vulnerable to industry and economic downturns and competitive pressures. Our ability to meet our debt service obligations depends upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

The PMI Group is a holding company and, as a result, the Debentures are effectively subordinated to the liabilities of The PMI Group's subsidiaries.

   The PMI Group is a holding company whose primary assets are its equity interests in its subsidiaries. As a result, The PMI Group's obligations, including the Debentures, are effectively subordinated to all existing and future indebtedness and other obligations of The PMI Group's subsidiaries, including liabilities to policyholders and trade creditors of our operating subsidiaries.

The PMI Group may be unable to repay or repurchase the Debentures because of significant restrictions upon the ability of PMI and American Pioneer Title Insurance Company to pay dividends.

   At maturity, the entire outstanding principal amount of the Debentures will become due and payable by The PMI Group. In addition, each holder of the Debentures may require The PMI Group to repurchase all or a portion of that holder's Debentures on July 15, 2004, 2006, 2008, 2011 and 2016. If a "change of control", as defined in the indenture, of The PMI Group occurs each holder of the Debentures may require The PMI Group to repurchase all or a portion of that holder's Debentures. Under the terms of the indenture for the Debentures, we may elect, if we meet certain conditions, to pay all or part of the repurchase price due on those dates or on a change in control in shares of our common stock.

   At maturity or upon a repurchase request, The PMI Group may not have sufficient funds to pay the principal amount or repurchase price due. If The PMI Group does not have sufficient funds on hand or available to it through the declaration and payment of dividends by its subsidiaries, it will need to seek additional financing to obtain the cash due upon maturity or any required repurchase of the Debentures. Additional financing may not be available to The PMI Group in the amounts necessary. The PMI Group, as a holding company, is dependent upon dividends and any other permitted payments from its subsidiaries to enable it to pay dividends and to service outstanding debt, including the Debentures. As of June 30, 2001, The PMI Group had available funds of $97.8 million.

   PMI's ability to pay dividends or make distributions or returns of capital to The PMI Group is affected by state insurance laws, credit agreements, rating agencies, the discretion of insurance regulatory authorities and the terms of our runoff support agreement with Allstate and capital support agreements with our subsidiaries. The laws of Arizona, the state of PMI's domicile for insurance regulatory purposes, provide that PMI may pay out of any available surplus account, without prior approval of the Director of the Arizona Department of Insurance, dividends during any 12-month period not to exceed the lesser of 10% of policyholders' surplus as of the preceding year end, or the last calendar year's investment income. Other state insurance laws restrict the payment of dividends from the unassigned surplus account only. Under Arizona law, based on the amount of its policyholders' surplus, PMI would be able to pay dividends of approximately $16 million in 2001 without prior approval of the Director of the Arizona Department of Insurance.

   The laws of Florida limit the payment of dividends by American Pioneer Title Insurance Company, or APTIC, to The PMI Group in any one year to 10% of available and accumulated surplus derived from realized net operating profits and net realized capital gains. As with PMI, the various credit rating agencies and insurance regulatory authorities have broad discretion to affect the payment of dividends to The PMI Group by APTIC. Under Florida law, APTIC would be able to pay dividends of approximately $3 million in 2001, all of which has been paid.

   It is possible that Arizona or Florida will adopt revised statutory provisions or interpretations of existing statutory provisions that will be more or less restrictive than those described above or will otherwise take actions that may further restrict the ability of PMI and APTIC to pay dividends or make distributions or returns of capital.

   PMI's ability to pay dividends or make distributions or returns of capital is also affected by the terms of our runoff support agreement with Allstate and PMI's capital support agreements. Our runoff support agreement with Allstate prohibits PMI from paying any dividends if, after the payment of the dividend, PMI's risk-to-capital ratio would equal or exceed 23 to 1. In addition, PMI has entered into capital support agreements with its European and Australian subsidiaries, and expects to enter into a capital support agreement with CGU LMI, that could require PMI to make additional capital contributions to those subsidiaries in order to maintain their credit ratings. The PMI Group has guaranteed the performance of PMI's capital support obligations under those agreements. If PMI is required to make additional capital contributions to those subsidiaries, then the funds available for dividends, distributions and returns of capital to The PMI Group will be reduced.

   Any future borrowing arrangements or agreements to which we become a party may contain restrictions on, or prohibitions against, The PMI Group's repayment or repurchase of the Debentures. In the event that the maturity date or redemption request occurs at a time when The PMI Group is prohibited from repaying or repurchasing the Debentures, The PMI Group could attempt to obtain the consent of the lenders under those arrangements to purchase the Debentures or could attempt to refinance the borrowings that contain the restrictions. If The PMI Group does not obtain the necessary consents or refinance these borrowings, it will be unable to repay or repurchase the Debentures.

Certain insurance laws and regulations, provisions of our certificate of incorporation, our preferred share purchase rights plan and Delaware law may prevent holders of the Debentures and of our common stock from realizing a premium as a result of a change of control of The PMI Group.

   The PMI Group is treated as an insurance holding company under the laws of the States of Arizona, Illinois, Wisconsin and Florida based on its ownership and affiliation with PMI and its other insurance subsidiaries. These laws restrict third parties from acquiring control of The PMI Group without prior approval of the relevant departments of insurance. Control is presumed to exist under Arizona, Wisconsin and Illinois law if a person (or persons whose ownership is required to be aggregated) owns 10% or more of the voting securities of The PMI Group. Florida law generally requires regulatory approval for the acquisition of 5% or more of The PMI Group's voting securities, subject to certain exceptions.

   In addition, our certificate of incorporation authorizes the Board of Directors to fix the terms of, and issue, preferred stock from time to time without stockholder approval and requires greater than majority approval by stockholders to effect certain actions. We have also adopted a preferred share purchase rights plan and are subject to certain provisions of Delaware law that could delay certain business combinations with interested stockholders.

   These insurance laws and regulations, our certificate of incorporation, the preferred share purchase rights plan and provisions of Delaware law may deter or prevent acquisitions of The PMI Group even if stockholders or holders of the Debentures would be in favor of such transactions.

Our stock price, and therefore the price of the Debentures, may be subject to significant fluctuations and volatility.

   The market price of our common stock has been subject to significant fluctuations. These fluctuations could continue and could cause fluctuations in the price of the Debentures. Among the factors that could affect our common stock price are those discussed above as well as:

  . increases in our loss experience, including as a result of national or regional economic recessions, declining values of homes, higher unemployment rates and deteriorating borrower credit;

  . legislative or regulatory changes that may affect the demand for private mortgage insurance;

  .  actions by Fannie Mae and Freddie Mac;

  .  interest rate volatility;

  .  quarterly variations in our operating results;

  . changes in our capital requirements due to initiatives by The Office of Federal Housing Enterprise Oversight and/or the rating agencies;

  . changes in revenue or earnings estimates or publication of research reports by analysts;

  .  speculation in the press or investment community;

  . strategic actions by us or our competitors, such as new product announcements, acquisitions or restructuring;

  .  general market conditions; and

  .  domestic and international economic factors unrelated to our performance.

   The stock markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock and of the Debentures.

You should consider the United States federal income tax consequences of owning Debentures.

   Under the indenture, we have agreed, and by acceptance of a beneficial interest in the Debentures each beneficial owner of the Debentures is deemed to have agreed, among other things, for United States federal income tax purposes, to treat the Debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments; and the discussion below assumes that the Debentures will be so treated. However, no assurance can be given that the Internal Revenue Service will not assert that the Debentures should be treated differently. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the Debentures. In general, beneficial owners of the Debentures are required to accrue interest income on the Debentures in the manner described herein, regardless of whether such owner uses the cash or accrual method of tax accounting. Beneficial owners are required, in general, to accrue interest based on the rate at which we would issue a fixed-rate nonconvertible debt instrument with terms and conditions similar to the Debentures, rather than at a lower rate based on the accruals on the Debentures for non-tax purposes. Accordingly, owners of Debentures will likely be required to include interest in taxable income in each year in excess of the accruals on the Debentures for non-tax purposes. Moreover, secondary purchasers of the Debentures may be required to make adjustments to the amount of these accruals. Furthermore, upon a sale, exchange, conversion or redemption of a Debenture, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the Debentures. In general, the amount realized by you will include, in the case of a conversion, the fair market value of the stock you receive. Any gain on a sale, exchange, conversion or redemption of a Debenture will be treated as ordinary interest income. Please consult your own tax advisors as to the United States federal, state, local or other tax consequences of acquiring, owning and disposing of the Debentures. A summary of the United States federal income tax consequences of ownership of the Debentures is described in this prospectus under the heading "Certain United States Federal Income Tax Consequences".

An active trading market for the Debentures may not develop.

   We cannot assure you that an active trading market for the Debentures will develop or that you will be able to sell your Debentures. If the Debentures are traded, future trading prices will depend on prevailing interest rates, the market for similar securities, the market prices for our common stock, our financial performance and other factors. We cannot be sure that any market for the Debentures will develop, or if one does develop, that it will be sustained. If an active market for the Debentures fails to develop or be sustained, the liquidity and trading price of the Debentures could be harmed. We do not intend to apply for listing of the Debentures on any securities exchange or any automated quotation system.

                                USE OF PROCEEDS

   We will not receive any proceeds from the sale of the Debentures or the shares of common stock offered by this prospectus. See "Selling
Securityholders".

                      RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth The PMI Group's consolidated ratio of earnings to fixed charges for the periods indicated.

   For purposes of the ratio of earnings to fixed charges, "earnings" represent income from continuing operations before income taxes plus fixed charges. "Fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense plus distributions on preferred capital securities. As of the date of this prospectus, we have no preferred stock outstanding.

                                                                   Year Ended December 31,
                                                  Six Months Ended ------------------------
                                                   June 30, 2001   2000 1999 1998 1997 1996
                                                  ---------------- ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges (unaudited)...       19.0       17.8 15.8 15.6 15.3 67.0

                         DESCRIPTION OF THE DEBENTURES

   We issued the Debentures under an indenture, dated as of July 16, 2001, between us and The Bank of New York, as trustee. Initially The Bank of New York will also act as paying agent, conversion agent and calculation agent for the Debentures. The terms of the Debentures include those provided in the indenture and those provided in the registration rights agreement that we entered into with Banc of America Securities LLC and Lehman Brothers, Inc., the initial purchasers, on July 16, 2001.

   The following description is only a summary of the material provisions of the Debentures, the indenture and the registration rights agreement. The summary is not complete and is subject to, and qualified by reference to, all of the provisions of the Debentures, the indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of these Debentures. Copies of these documents have been filed as exhibits to the registration statement of which this prospectus forms a part.

   When we refer to The PMI Group in this section, we refer only to The PMI Group, Inc., a Delaware corporation, and not to its subsidiaries.

Brief Description of the Debentures

   The Debentures offered hereby:

  .  are limited to $360,000,000 in aggregate principal amount;

  .  bear interest at a per annum rate of 2.50%;

  . bear contingent interest in the circumstances described under "--Contingent Interest";

  . are general unsecured obligations of The PMI Group, ranking equally with all of our other unsecured senior indebtedness and senior in right of payment to any subordinated indebtedness; as indebtedness of The PMI Group the Debentures will be effectively subordinated to all indebtedness and liabilities of our subsidiaries;

  . are convertible into our common stock initially at a conversion price of $88.31 per share, under the conditions and subject to adjustment as described under "--Conversion Rights";

  . are redeemable at our option in whole or in part beginning on July 15, 2006, upon the terms set forth under "--Optional Redemption by The PMI Group";

  . are subject to repurchase by us at your option on July 15, 2004, 2006, 2008, 2011 and 2016 or upon a change of control, upon the terms and repurchase prices set forth below under "--Repurchase of Debentures at the Option of Holders"; and

  . are due on July 15, 2021, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

   The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring additional indebtedness or issuing or repurchasing our other securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change of control of The PMI Group, except to the extent described under "--Repurchase of Debentures at the Option of Holders--Change of Control Put" below.

   Under the indenture, we have agreed, and by acceptance of a beneficial interest in the Debentures each beneficial owner of the Debentures is deemed to have agreed, among other things, for United States federal income tax purposes, to treat the Debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments; and the discussion below assumes that the Debentures will be so treated. However, no assurance can be given that the IRS will not assert that the Debentures should be treated differently.

Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the Debentures. See "Certain United States Federal Income Tax Consequences--Classification of the Debentures".

   In general, beneficial owners of the Debentures are required to accrue interest income on the Debentures in the manner described herein, regardless of whether such owner uses the cash or accrual method of tax accounting. Beneficial owners are required, in general, to accrue interest based on the rate at which we would issue a fixed rate nonconvertible debt instrument with terms and conditions similar to the Debentures, rather than at a lower rate based on the accruals on the Debentures for non-tax purposes. Accordingly, owners of Debentures will likely be required to include interest in taxable income in each year in excess of the accruals on the Debentures for non-tax purposes. Moreover, secondary purchasers of the Debentures may be required to make adjustments to the amount of these accruals. Furthermore, upon a sale, exchange, conversion or redemption of a Debenture, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the Debentures. In general, the amount realized by you will include, in the case of a conversion, the fair market value of the stock you receive. Any gain on a sale, exchange, conversion or redemption of a Debenture will be treated as ordinary interest income. Please consult your own tax advisors as to the United States federal, state, local or other tax consequences of acquiring, owning and disposing of the Debentures. See "Certain United States Federal Income Tax Consequences".

   No sinking fund is provided for the Debentures. The Debentures are not subject to defeasance. The Debentures have been issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of Debentures, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

   Holders may present definitive Debentures for conversion, registration of transfer or exchange, without service charge, at our office or agency in New York City, which initially is the principal corporate trust office of the trustee presently located at 101 Barclay Street, Floor 21 West, New York, New York 10286.

   For information regarding conversion, registration of transfer and exchange of global Debentures, see "--Form, Denomination and Registration".

Interest

   The Debentures bear interest at a rate of 2.50% per annum from July 16, 2001. We will also pay contingent interest on the Debentures in the circumstances described under "--Contingent Interest". We will pay interest semiannually on January 15 and July 15 of each year beginning January 15, 2002, to the holders of record at the close of business on the preceding January 1 and July 1, respectively. There are two exceptions to the preceding sentence:

  . In general, we will not pay accrued and unpaid interest on any Debentures that are converted into our common stock. See "--Conversion Rights". If a holder of Debentures converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder will receive on that interest payment date accrued and unpaid interest on those Debentures, notwithstanding the holder's conversion of those Debentures prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that holder surrenders Debentures for conversion, the holder must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, to a holder that converts Debentures that are called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we elect to redeem Debentures on a date that is after a record date but prior to the corresponding interest payment date, and prior to the redemption date a holder of Debentures selected for redemption chooses to convert those Debentures, the holder will not be required to pay us, at the time that holder surrenders those Debentures for conversion, the amount of interest it will receive on the interest payment date.

  . We will pay interest to a person other than the holder of record on the record date if we elect to redeem, or holders elect to require us to repurchase, the Debentures on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued and unpaid interest on the Debentures being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those Debentures.

   Except as provided below, we will pay interest on:

  . global Debentures to The Depository Trust Company, which we refer to as DTC, in immediately available funds;

  . any definitive Debentures having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those Debentures; and

  . any definitive Debentures having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those Debentures.

   At maturity we will pay interest on the definitive Debentures at our office or agency in New York City, which initially is the principal corporate trust office of the trustee presently located at 101 Barclay Street, Floor 21 West, New York, New York 10286.

   We will pay principal on:

  .  global Debentures to DTC in immediately available funds; and

  . any definitive Debentures at our office or agency in New York City, which initially is the office or agency of the trustee in New York City.

   Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Contingent Interest

   The interest rate on the Debentures will increase to the Reset Rate for any semi-annual period commencing on July 15, 2004, 2006, 2008, 2011 or 2016, each of which we refer to as a "Reset Rate Determination Date", if the Trading Price Condition for that semi-annual period is satisfied. The "Trading Price Condition" is satisfied for any semi-annual period if the sale price of our common stock for any 20 out of the last 30 trading days ending five days prior to the first day of such semi-annual period is less than or equal to 60% of the conversion price of the Debentures in effect for each of those 20 trading days.

   Following an increase to the Reset Rate, the interest rate on the Debentures will remain the Reset Rate unless and until the first day of a subsequent semi-annual period for which the Trading Price Condition is not satisfied, at which time the interest rate on the Debentures will revert to 2.50% per annum and will remain at such rate unless and until the Trading Price Condition is satisfied for a semi-annual period commencing on a subsequent Reset Rate Determination Date.

   If the Reset Rate is in effect for a particular semi-annual period, we will pay a portion of any increase represented by the change to the Reset Rate as cash interest at an annualized rate of 0.35% per annum (0.175% per semi-annual period) and any remaining increase in interest will be added to the principal amount of the Debentures (but will not affect the number of shares of common stock issuable upon conversion of the Debentures) and will be accrued and payable at maturity, upon any repurchase at the option of the holder or upon any optional redemption by The PMI Group. Interest, additional interest and contingent interest will accrue on any such remaining increase in interest and be payable at such times as interest, additional interest and contingent interest are otherwise payable.

   The "Reset Rate" determined as of each Reset Rate Determination Date will be equal to 75% of the rate that would, in the sole judgment of the Reset Rate Agent, result in a trading price of par of a hypothetical issue of senior, nonconvertible, noncontingent, fixed-rate debt securities of The PMI Group with:

  .  a final maturity comparable to the Debentures then outstanding;

  . an aggregate principal amount equal to the principal amount of the Debentures; and

  . covenants and other provisions that are, insofar as would be practicable for an issue of senior, nonconvertible, noncontingent, fixed-rate debt securities, substantially identical to those of the Debentures, but with no provision for repurchase by The PMI Group at the option of the holder.

   In no case, however, will the Reset Rate ever be greater than 12% or less than 2.85%. Also, if the Reset Rate Agent has not established the Reset Rate for the applicable semi-annual period, or if the Reset Rate Agent determines in its sole judgment that there is no suitable reference rate from which the Reset Rate may be determined, the Reset Rate for that period will be the Reset Rate most recently determined (unless there is no Reset Rate most recently determined, in which case the Reset Rate shall be a rate mutually agreed upon by the Reset Rate Agent and us reflecting current market conditions), such Reset Rate to remain in effect until the Reset Rate Agent shall determine a new Reset Rate.

   We will appoint a Reset Rate Agent, which will not be The PMI Group or any of its affiliates or employees. For the determination of the Reset Rate, the Reset Rate Agent will seek indicative reference rates from three nationally-recognized investment banks, and the Reset Rate shall be the average of such three indicative reference rates, provided that if at least three such indicative reference rates cannot reasonably be obtained by the Reset Rate Agent, but two such indicative reference rates are obtained, then the average of the two indicative reference rates shall be used, and if only one such indicative reference rate can reasonably be obtained by the Reset Agent this one indicative reference rate shall be used. The determination of any Reset Rate will be conclusive and binding upon the Reset Rate Agent, The PMI Group, the trustee and the holders of the Debentures, in the absence of manifest error. We may remove the Reset Rate Agent and appoint a successor Reset Rate Agent at any time.

   The "sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, then as reported by the Nasdaq system.

   In the event contingent interest is payable, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our Web site or through such other public medium as we may use at that time.

   We will pay the cash component of contingent interest, if any, in the same manner as we will pay interest described above under "--Interest," and your obligations in respect of the payment of contingent interest in connection with the conversion of any Debentures will also be the same as described above under "--Interest".

Conversion Rights

  General

   Holders may convert any outstanding Debentures (or portions of outstanding Debentures) as described below into our common stock, initially at the conversion price of $88.31 per share (equal to a conversion rate of 11.324 shares per $1,000 principal amount of Debentures). The conversion price is subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of Debentures. Instead, we will pay a cash adjustment based upon the sale price of our common stock on the business day immediately preceding the conversion date. Holders may convert Debentures only in denominations of $1,000 and integral multiples of $1,000.

   Holders may surrender Debentures for conversion into our common stock prior to the stated maturity only under the following circumstances:

  . during any conversion period, as described below, if the sale price of our common stock for at least 20 trading days in the 30 trading day period ending on the first day of the conversion period was more than 120% of the conversion price on that thirtieth trading day;

  . during the five-business-day period following any 10-consecutive-trading-day period in which the average of the trading prices, as described below, for the Debentures for that 10-trading-day period was less than 105% of the average conversion value, as described below, for the Debentures during that period;

  . during any period after the 30th day following the initial issuance of the Debentures in which the credit rating assigned to the Debentures by both Moody's and Standard & Poor's is below Baa3 or BBB-, respectively, or that neither rating agency is rating the Debentures;

  .  if we have called the Debentures for redemption; or

  . upon the occurrence of the specified corporate transactions discussed below.

   If a holder has exercised its right to require us to repurchase its Debentures as described under "--Repurchase of Debentures at the Option of Holders," the holder may convert its Debentures into our common stock only if it withdraws its notice of exercise and converts its Debentures prior to the close of business on the business day immediately preceding the applicable repurchase date.

  Conversion Upon Satisfaction of Market Price Conditions

   A holder may surrender any of its Debentures for conversion into our common stock during any conversion period if the sale price of our common stock for at least 20 trading days in the 30 trading-day period ending on the first day of the conversion period exceeds 120% of the conversion price on that thirtieth trading day. A conversion period will be the period from and including the thirtieth trading day in a fiscal quarter to but not including the thirtieth trading day in the immediately following fiscal quarter.

   A holder also may surrender any of its Debentures for conversion into our common stock during the five business-day period following any 10 consecutive trading-day period in which the average of the trading prices for the Debentures for that 10 trading-day period was less than 105% of the average conversion value for the Debentures during that period. "Conversion value" is equal to the product of the sale price for our common stock on a given day multiplied by the then current conversion rate, which is the number of shares of common stock into which each Debentures is then convertible. The "trading price" of the Debentures on any date of determination means the average of the secondary market bid quotations per Debenture obtained by us or the calculation agent for $10,000,000 principal amount at maturity of the Debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by us or the calculation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by us or the calculation agent, this one bid shall be used. If either we or the calculation agent cannot reasonably obtain at least one bid for $10,000,000 principal amount at maturity of the Debentures from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Debentures, then the trading price of the Debentures will equal (a) the then-applicable conversion rate of the Debentures multiplied by (b) the sale price of our common stock on such determination date.

  Conversion Upon Credit Rating Event

   A holder may surrender any of its Debentures for conversion during any period in which the credit ratings assigned to the Debentures by both Moody's and Standard & Poor's are below Baa3 or BBB-, respectively, or in which the credit ratings assigned to the Debentures are suspended or withdrawn by both rating agencies or in which neither rating agency is rating the Debentures.

  Conversion Upon Notice of Redemption

   A holder may surrender for conversion any Debentures we call for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the Debentures are not otherwise convertible at that time. If a holder already has delivered a purchase notice or a change of control purchase notice with respect to a Debenture, however, the holder may not surrender that Debenture for conversion until the holder has withdrawn the notice in accordance with the indenture.

  Conversion Upon Specified Corporate Transactions

   Even if none of the other conditions described above have occurred, if:

  . we distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days, common stock at less than the sale price of the common stock at the time of the announcement of such distribution;

  . we elect to distribute to all holders of our common stock cash or other assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the sale price of the common stock on the day preceding the declaration date for the distribution; or

  . a change of control as described under "Repurchase of Debentures at the Option of Holders--Change of Control Put" occurs but holders of Debentures do not have the right to require us to repurchase their Debentures as a result of such change of control because either (1) the sale price of our common stock for a specified period prior to such change of control exceeds a specified level or (2) the consideration received in such change of control consists of freely tradeable stock and the Debentures become convertible into that stock (each as more fully described under "Repurchase of Debentures at the Option of Holders--Change of Control Put"); then must notify the holders of Debentures at least 20 days prior to the ex-dividend date for the distribution or within 30 days of the occurrence of the change of control, as the case may be. Once we have given that notice, holders may surrender their Debentures for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that the distribution will not take place, in the case of a distribution, or within 30 days of the change of control notice, in the case of a change of control. In the case of a distribution, no adjustment to the ability of a holder of Debentures to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

   In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender Debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a Debenture into common stock will be changed into a right to convert the Debentures into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such Debentures immediately prior to the transaction. If the transaction also constitutes a "change of control", as defined below, the holder can require us to repurchase all or a portion of its Debentures as described under "--Repurchase of Debentures at the Option of Holders--Change of Control Put".

  Conversion Procedures

   Except as provided below, if a holder converts its Debentures into our common stock on any day other than an interest payment date, the holder will not receive any interest that has accrued on those Debentures since the prior interest payment date. By delivering to the holder the number of shares issuable upon conversion, determined by dividing the principal amount of the Debentures being converted by the conversion price, together with a cash payment in lieu of any fractional shares, we will satisfy our obligation with respect to the Debentures. That is, accrued and unpaid interest will be deemed to be paid in full rather than canceled, extinguished or forfeited.

   If a holder converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder will receive on the interest payment date interest accrued on those Debentures, notwithstanding the conversion of Debentures prior to the interest payment date, because the holder will have been the holder of record on the corresponding record date. However, at the time the holder surrenders any Debentures for conversion, it must pay us an amount equal to the interest that has accrued and that will be paid on the Debentures being converted on the interest payment date. The preceding sentence does not apply to Debentures that are converted after being called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we call the holder's Debentures for redemption on a date that is after a record date for an interest payment but prior to the corresponding interest payment date, and prior to the redemption date the holder chooses to convert its Debentures, the holder will not be required to pay us at the time it surrenders its Debentures for conversion the amount of interest on the Debentures it will receive on the date that has been fixed for redemption.

   The holder will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if it exercises its conversion rights, but the holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the holder's own. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties payable by the holder, if any, have been paid.

   To convert interests in a global Debenture, the holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. To convert a definitive Debenture, the holder must:

  . complete the conversion notice on the back of the Debentures (or a facsimile thereof);

  . deliver the completed conversion notice and the Debentures to be converted to the specified office of the conversion agent;

  . pay all funds required, if any, relating to interest on the Debentures to be converted to which the holder is not entitled, as described in the second preceding paragraph; and

  .  pay all taxes or duties, if any as described in the preceding paragraph.

   The conversion date will be the date on which all of the foregoing requirements have been satisfied. The Debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of shares of common stock into which the Debentures are converted (and cash in lieu of any fractional shares) will be delivered as soon as practicable on or after the conversion date.

  Conversion Price Adjustments

   We will adjust the initial conversion price for certain events, including:

  . issuances of our common stock as a dividend or distribution to all holders of our common stock;

  .  certain subdivisions and combinations of our common stock;

  . issuances to all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock at the time of the announcement of such issuance;

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  .  distributions to all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets, including securities, but excluding:

      -- the rights and warrants referred to in the immediately preceding bullet point,

      -- any dividends and distributions in connection with a reclassification, change, consolidation, merger combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the fourth succeeding paragraph, or

      -- any dividends or distributions paid exclusively in cash;

  . distributions consisting exclusively of cash to all holders of our common stock to the extent that those distributions, combined together with:

      -- all other all-cash distributions made within the preceding 12 months for which no adjustment has been made, plus

      -- any cash and the fair market value of other consideration paid for in any tender offers by us or any of our subsidiaries for our common stock expiring within the preceding 12 months for which no adjustment has been made, exceeds 10% of our market capitalization on the record date for that distribution; our "market capitalization," as of any date, is the product of the sale price of our common stock on such date times the number of shares of our common stock then outstanding; and

  . purchases of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with:

      -- any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding the tender offer for which no adjustment has been made, plus

      -- the aggregate amount of any all-cash distributions referred to in the immediately preceding bullet point to all holders of our common stock within 12 months preceding the expiration of the tender offer for which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of the tender offer.

   With respect to our rights issued pursuant to our rights plan as described under "Description of Our Capital Stock--Preferred Share Purchase Rights Plan", if holders of Debentures exercising the right of conversion attaching thereto after the date the rights separate from the underlying common stock are not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock received upon conversion, the conversion price will be adjusted as though the rights were being distributed to holders of common stock on the date of such separation. If such an adjustment is made and the rights are later redeemed, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion price on an equitable basis.

   We will not make any adjustment if holders of Debentures may participate in the transactions described above or in certain other cases. In cases:

  . where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities that are applicable to one share of common stock and are distributed to stockholders equals or exceeds the average sale price of the common stock over a specified period, or

  . in which the average sale price of the common stock over a specified period exceeds the fair market value of the assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion price, the holder of a Debenture will be entitled to receive upon conversion, in addition to the shares of common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that the holder would have received if the holder had converted its Debentures immediately prior to the record date for determining the shareholders entitled to receive the distribution.

   We will not make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price in effect at that time. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made.

   If we:

  . reclassify or change our common stock (other than changes resulting from a subdivision or combination); or

  . consolidate or combine with or merge into or are a party to a binding share exchange with any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of our common stock receive (or the common stock is converted into) stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, then, at the effective time of the transaction the holders of the Debentures may convert the Debentures into the consideration they would have received if they had converted their Debentures immediately prior to the reclassification, change, consolidation, combination, merger, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

   In the event that we distribute shares of capital stock of a subsidiary of ours, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

   In the event we elect to make a distribution described in the third or fourth bullet of the first paragraph of this subsection "--Conversion Price Adjustments", which, in the case of the fourth bullet, has a per share value equal to more than 10% of the sale price of our shares of common stock on the day preceding the declaration date for the distribution, then, if the distribution would also trigger a conversion right under "--Conversion Upon Specified Corporate Transactions", or if the Debentures are otherwise convertible, we will be required to give notice to the holders of Debentures at least 20 days prior to the ex-dividend date for the distribution and, upon the giving of notice, the Debentures may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until we announce that the distribution will not take place. No adjustment to the conversion price or the ability of a holder of a Debenture to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

   If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price, the holders of the Debentures may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See "Certain United States Federal Income Tax Consequences--United States Holders--Constructive Dividends".

   To the extent permitted by law, from time to time we may reduce the conversion price of the Debentures by any amount for any period of at least 20 days. In that case, we will give at least 15 days notice of the reduction. We may also reduce the conversion price, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

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

Optional Redemption by The PMI Group

   Prior to July 15, 2006, the Debentures will not be redeemable at our option. Beginning on July 15, 2006, we may redeem the Debentures for cash at any time as a whole, or from time to time in part, at a redemption price equal to the principal amount of those Debentures plus any accrued and unpaid interest, including contingent interest, and additional interest, if any, on those Debentures to the redemption date. We will give at least 30 days but not more than 60 days notice of redemption by mail to holders of Debentures. Debentures or portions of Debentures called for redemption will be convertible by the holder until the close of business on the second business day prior to the redemption date.

   If we do not redeem all of the Debentures, the trustee will select the Debentures to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot or on a pro rata basis. If any Debentures are to be redeemed in part only we will issue a new Debenture or Debentures in principal amount equal to the unredeemed principal portion thereof. If a portion of a holder's Debentures is selected for partial redemption and the holder converts a portion of its Debentures, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase of Debentures at the Option of Holders

  Optional Put

   On July 15, 2004, 2006, 2008, 2011 and 2016, holders may require us to repurchase any outstanding Debentures for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a purchase price equal to the principal amount of those Debentures plus any accrued and unpaid interest, including contingent interest, and additional interest, if any, on those Debentures to the repurchase date. Holders may submit their Debentures for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the third business day prior to the repurchase date.

   Instead of paying the purchase price in cash, we may pay the purchase price in common stock, cash or a combination of common stock and cash, at our option. The number of shares of common stock a holder will receive will equal the relevant amount of the purchase price divided by 97.5% of the average of the sale prices of our common stock for the 20 trading days immediately preceding and including the third day prior to the repurchase date. However, we may not pay the purchase price in common stock or a combination of common stock and cash unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

  . registration of the shares of our common stock to be issued upon repurchase under the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, if required;

  . qualification of the shares of our common stock to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

  . listing of our common stock on a United States national securities exchange or quotation thereof in an inter-dealer quotation system of any registered United States national securities association.

   We will be required to give notice at least 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating among other things, the procedures that holders must follow to require us to repurchase their Debentures as described below and whether the purchase price will be paid in cash or common stock, or a combination with a portion payable in cash or common stock.

   Because the sale price of our common stock will be determined prior to the applicable repurchase date, holders of Debentures bear the market risk that our common stock will decline in value between the date the sale price is calculated and the repurchase date.

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

   The repurchase notice given by each holder electing to require us to repurchase Debentures shall be given so as to be received by the paying agent no later than the close of business on the third business day prior to the repurchase date and must state:

  . the certificate numbers of the holders' Debentures to be delivered for repurchase;

  . the portion of the principal amount of Debentures to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

  . that the Debentures are to be repurchased by us pursuant to the applicable provisions of the Debentures.

   A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall state:

  .  the principal amount of Debentures being withdrawn;

  .  the certificate numbers of the Debentures being withdrawn; and

  . the principal amount, if any of the Debentures that remain subject to the repurchase notice.

   In connection with any repurchase we will, to the extent applicable:

  . comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

  .  file Schedule TO or any other required schedule under the Exchange Act.

   Our obligation to pay the purchase price for Debentures for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the Debentures, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the purchase price for the Debentures to be paid promptly following the later of the repurchase date or the time of delivery of the Debentures, together with such endorsements.

   If the paying agent holds money or common stock sufficient to pay the purchase price of the Debentures for which a repurchase notice has been given on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the Debentures will cease to be outstanding and interest on the Debentures will cease to accrue, whether or not the Debentures are delivered to the paying agent. Thereafter all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the Debentures.

   Our ability to repurchase Debentures for cash may be limited by restrictions on the ability of The PMI Group to obtain funds for such repurchase through dividends from its subsidiaries and the terms of our then existing borrowing agreements.

  Change of Control Put

   If a change of control, as described below, occurs, you will have the right (subject to certain exceptions set forth below) to require us to repurchase all of your Debentures not previously called for redemption, or any portion of those Debentures, that is equal to $1,000 in principal amount or a whole multiple of $1,000 at a purchase price equal to the principal amount of all Debentures you require us to repurchase plus any accrued and unpaid interest, including contingent interest and additional interest, if any, on those Debentures to the repurchase date. Notwithstanding the foregoing, we may be required to offer to repurchase our other senior debt on a pro rata basis with the Debentures, upon a change of control, if similar change of control offers are or will be required by our other senior debt.

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

   Instead of paying the purchase price in cash, we may pay the purchase price in our common stock or, in the case of a merger in which we are not the surviving corporation, common stock, ordinary shares or American Depositary Shares of the surviving corporation or its direct or indirect parent corporation, cash or a combination of the applicable securities and cash, at our option. The number of shares of the applicable common stock or securities a holder will receive will equal the relevant amount of the purchase price divided by 97.5% of the average of the sale prices of the applicable common stock or securities for the 20 trading days immediately preceding and including the third day prior to the repurchase date. However, we may not pay the purchase price in the applicable common stock or securities or a combination of the applicable common stock or securities and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

  . registration of the shares of the applicable common stock or securities to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

  . qualification of the shares of the applicable common stock or securities to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

  . listing of the applicable common stock or securities on a United States national securities exchange or quotation thereof in an inter-dealer quotation system of any registered United States national securities association.

   Within 30 days after the occurrence of a change of control, we are required to give you notice of the occurrence of the change of control and of your resulting repurchase right and whether the purchase price will be paid in cash, the applicable common stock or securities, or a combination with a portion payable in cash or the applicable common stock or securities. The repurchase date will be 30 days after the date we give notice of a change of control. To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the repurchase date, written notice to the trustee of your exercise of your repurchase right, together with the Debentures with respect to which your right is being exercised. You may withdraw this notice by delivering to the paying agent a notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date.

   Because the sale price of the applicable common stock or securities will be determined prior to the applicable repurchase date, holders of Debentures bear the market risk that the applicable common stock or securities will decline in value between the date the sale price is calculated and the repurchase date.

   A "change of control" will be deemed to have occurred at such time after the original issuance of the Debentures when any of the following has occurred:

  . the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d) (3) of the Exchange Act, of beneficial ownership, directly or indirectly through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans (except that any of those persons shall be deemed to have beneficial ownership of all securities it has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or

  . the first day on which a majority of the members of the board of directors of The PMI Group are not continuing directors; or

  . our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

      -- any transaction:

        (1) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

        (2) pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; and

      -- any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of common stock, ordinary shares or American Depositary Shares of the surviving entity or a direct or indirect parent of the surviving corporation.

   However, notwithstanding the foregoing, you will not have the right to require us to repurchase your Debentures if:

  . the sale price per share of our common stock for any five trading days within:

      -- the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first or second bullet point above, or

      -- the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the third bullet point above,

     equals or exceeds 110% of the conversion price of the Debentures in effect on each of those five trading days; or

  . 100% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) constituting a change of control consists of shares of common stock, ordinary shares or American Depositary Shares traded or to be traded immediately following a change of control on a national securities exchange or the Nasdaq National Market, and, as a result of the transaction or transactions, the Debentures become convertible into that common stock, ordinary shares or American Depositary Shares (and any rights attached thereto).

   Beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)
(3) of the Exchange Act.

   Rule 13e-4 under the Exchange Act requires the dissemination of certain information to securityholders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the Debentures. We will comply with this rule and file Schedule TO (or any similar schedule) to the extent applicable at that time.

   The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, your ability to require us to repurchase your debentures as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.

   If the paying agent holds money or common stock sufficient to pay the purchase price of the Debentures which holders have elected to require us to repurchase on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, those Debentures will cease to be outstanding and interest on the Debentures will cease to accrue, whether or not the Debentures are delivered to the paying agent. Thereafter all other rights of those holders shall terminate, other than the right to receive the purchase price upon delivery of the Debentures.

   The foregoing provisions would not necessarily protect holders of the Debentures if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change of control with respect to the change of control purchase feature of the Debentures but that would increase the amount of our (or our subsidiaries') outstanding indebtedness.

   Our ability to repurchase Debentures for cash upon the occurrence of a change of control is subject to important limitations. Our ability to repurchase the Debentures for cash may be limited by restrictions on the ability of The PMI Group to obtain funds for such repurchase through dividends from its subsidiaries. In addition, the occurrence of a change of control could cause an event of default under or be prohibited or limited by the terms of our other senior debt. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price in cash for all the Debentures that might be delivered by holders of Debentures seeking to exercise the repurchase right.

   The change of control purchase feature of the Debentures may in certain circumstances make more difficult or discourage a takeover of our company. The change of control purchase feature, however is not the result of our knowledge of any specific effort:

  .  to accumulate shares of our common stock;

  . to obtain control of us by means of a merger, tender offer solicitation or otherwise; or

  .  by management to adopt a series of anti-takeover provisions.

   Instead, the change of control purchase feature is a standard term contained in securities similar to the Debentures.

Merger and Sales of Assets

   The indenture provides that The PMI Group may not consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of its properties and assets to another person unless, among other things:

  . the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof, the District of Columbia or specified jurisdictions outside the United States;

  . such person assumes all obligations of The PMI Group under the Debentures and the indenture; and

  . The PMI Group or such successor is not then or immediately thereafter in default under the indenture.

   The occurrence of certain of the foregoing transactions could constitute a change of control.

   This covenant includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, there may be uncertainty as to whether a conveyance, transfer, sale, lease or other disposition of less than all our assets is subject to this covenant.

Events of Default

   Each of the following constitutes an event of default under the indenture:

  . default in our obligation to convert Debentures into shares of our common stock upon exercise of a holder's conversion right;

  . default in our obligation to repurchase Debentures at the option of holders;

  . default in our obligation to redeem Debentures after we have exercised our redemption option;

  . default in our obligation to pay any accrued and unpaid interest, including contingent interest and additional interest, if any, in each case, when due and payable, and continuance of such default for a period of 30 days;

  . our failure to perform or observe any other term, covenant or agreement contained in the Debentures or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Debentures then outstanding;

  . a failure to pay when due at maturity or a default that results in the acceleration of maturity of any indebtedness for borrowed money of The PMI Group or our designated subsidiaries in an aggregate amount of $25 million or more, unless the acceleration is rescinded, stayed or annulled within 30 days after written notice of default is given to us by the trustee or holders of not less than 25% in aggregate principal amount of the Debentures then outstanding; and

  . certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a significant subsidiary or any group of two or more subsidiaries that, taken as a whole, would constitute a significant subsidiary.

   Our "designated subsidiaries" shall mean PMI, PMI Australia and any other existing or future, direct or indirect, subsidiary of The PMI Group whose assets constitute 15% or more of the total assets of The PMI Group on a consolidated basis.

   The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the Debentures notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or interest on, any of the Debentures when due, or in the payment of any redemption or repurchase obligation.

   If certain events of default specified in the last bullet point above shall occur and be continuing, then automatically the principal amount of the Debentures and any accrued and unpaid interest, including contingent interest and additional interest, if any, through such date shall become immediately due and payable. If any other event of default shall occur and be continuing (the default not having been cured or waived as provided under "--Modification and Waiver" below), the trustee or the holders of at least 25% in aggregate principal amount of the Debentures then outstanding may declare the Debentures due and payable at their principal amount together with any accrued and unpaid interest, including contingent interest and additional interest, if any, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of the Debentures by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the Debentures then outstanding upon the conditions provided in the indenture.

   The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of the Debentures before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the Debentures then outstanding, through their written consent, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

   We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Modification and Waiver

  Changes Requiring Approval of Each Affected Holder

   The indenture (including the terms and conditions of the Debentures) cannot be modified or amended without the written consent or the affirmative vote of the holder of each Debenture affected by such change to:

  . change the maturity of the principal of, or any installment of interest or any contingent interest or additional interest on, any Debenture;

  . reduce the principal amount of, or any interest or contingent interest on (including any payment of additional interest), redemption price or purchase price (including change of control purchase price) on any Debenture;

  . impair or adversely affect the conversion rights of any holder of Debentures;

  . reduce the value of our common stock to which reference is made in determining whether an interest adjustment will be made on the Debentures, or change the method by which this value is calculated;

  .  change the currency of payment of such Debenture or interest thereon;

  . alter the manner of calculation or rate of accrual of interest, or contingent interest or additional interest on any Debenture or extend the time for payment of any such amount;

  . impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any Debenture;

  .  modify our obligations to maintain an office or agency in New York City;

  . except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders or the conversion rights of holders of the Debentures;

  . modify the redemption provisions of the indenture in a manner adverse to the holders of the Debentures;

  . reduce the percentage in aggregate principal amount of Debentures outstanding necessary to modify or amend the indenture or to waive any past default; or

  . reduce the percentage in aggregate principal amount of Debentures outstanding required for the adoption of a resolution.

  Changes Requiring Majority Approval

   The indenture (including the terms and conditions of the Debentures) may be modified or amended, subject to the provisions described above, with the written consent of the holders of at least a majority in aggregate principal amount of the Debentures at the time outstanding.

  Changes Requiring No Approval

   The indenture (including the terms and conditions of the Debentures) may be modified or amended by us and the trustee, without the consent of the holder of any Debenture, for the purposes of, among other things:

  .  adding to our covenants for the benefit of the holders of the Debentures;

  .  surrendering any right or power conferred upon us;

  . providing for conversion rights of the holders of the Debentures if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

  . providing for the assumption of our obligations to the holders of the Debentures in the case of a merger, consolidation, conveyance, transfer or lease;

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

  . reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of the Debentures;

  . complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  . making any changes or modifications necessary in connection with the registration of the Debentures under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of the Debentures in any material respect;

  . curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of the Debentures in any material respect; or

  . adding or modifying any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of the Debentures.

Form, Denomination and Registration

   Denomination and Registration. The Debentures have been issued in fully registered form, without coupons, in denominations of $1,000 principal amount at maturity and whole multiples of $1,000.

   Global Debentures: Book-Entry Form. The Debentures are evidenced by one or more global Debentures deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC's nominee.

   Record ownership of the global Debentures may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in the global Debentures directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in same-day funds. Holders may also beneficially own interests in the global Debentures held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

   So long as Cede & Co., as nominee of DTC, is the registered owner of the global Debentures, Cede & Co. for all purposes will be considered the sole holder of the global Debentures. Except as provided below, owners of beneficial interests in the global Debentures:

  .  will not be entitled to have certificates registered in their names;

  . will not receive or be entitled to receive physical delivery of certificates in definitive form; and

  .  will not be considered holders of the global Debentures.

   The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

   We will wire, through the facilities of the trustee, payments of principal, premium, if any, and interest payments on the global Debentures to Cede & Co., the nominee of DTC, as the registered owner of the global Debentures. None of The PMI Group, the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global Debentures to owners of beneficial interests in the global Debentures.

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

   It is DTC's current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global Debentures, to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the Debentures represented by the global Debentures, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in Debentures represented by the global Debentures held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name".

   If you would like to convert your Debentures into common stock pursuant to the terms of the Debentures, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

   Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the Debentures represented by global Debentures to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

   Neither The PMI Group nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of the Debentures, including, without limitation, the presentation of the Debentures for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global Debentures are credited, and only for the principal amount at maturity of the Debentures for which directions have been given.

   DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchasers of the Debentures. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

   Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global Debentures among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause Debentures to be issued in definitive form in exchange for the global Debentures. None of The PMI Group, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global Debentures.

   According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

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Governing Law

   The indenture and the Debentures are governed by, and shall be construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

   The Bank of New York, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, calculation agent, registrar and custodian with regard to the Debentures. Continental Stock Transfer and Trust Company is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in exchange for a fee.

Calculations in Respect of Debentures

   We or our agents are responsible for making all calculations called for under the Debentures. These calculations include, but are not limited to, determination of the market prices of the Debentures and of our common stock and amounts of interest and contingent payments, if any, on the Debentures. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on the holders of the Debentures. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

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

                       DESCRIPTION OF OUR CAPITAL STOCK

General

   The following description of our capital stock is subject to our restated certificate of incorporation and by-laws and the provisions of applicable Delaware law.

Authorized Capital

   We currently have authority to issue 125,000,000 shares of common stock, par value $0.01 per share. As of August 31, 2001, 44,530,168 shares of our common stock were issued and outstanding.

   We also have authority to issue 5,000,000 shares of preferred stock, par value $0.01 per share. We may issue preferred stock from time to time in one or more series, without stockholder approval, when authorized by our board of directors. No shares of our preferred stock are currently issued and outstanding.

Voting Rights

   Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Our restated certificate of incorporation provides that on any matter submitted to stockholders for a vote which was approved by the affirmative vote of less than two-thirds of our directors then on our board of directors, or by less than two-thirds of the directors on a committee of our board of directors if the matter is approved by the committee, then approval requires the affirmative vote of two-thirds of our outstanding shares if the matter is one that would otherwise require under Delaware law the affirmative vote of a majority of our outstanding shares or, for all other matters, two-thirds of the shares voting at the meeting called for the vote if the matter. Any change to our by-laws requires a two-thirds vote of our outstanding shares of common stock.

Dividend and Liquidation Rights

   The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our board of directors may from time to time determine. The shares of common stock are neither redeemable nor convertible. Holders of our common stock have no preemptive or subscription rights to purchase any securities of The PMI Group. Upon liquidation, dissolution or winding up of The PMI Group, the holders of our common stock are entitled to receive pro rata the assets of The PMI Group which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preferred Share Purchase Rights Plan

   We have adopted a preferred share purchase rights plan, or the rights plan. Under the rights plan, we will issue one right to purchase one one-hundredth of a share of a series of our preferred stock with respect to each share of common stock that is issued. However, rights issued under the rights plan will not be exercisable initially. The rights will trade with our common stock and no certificates will be issued until certain triggering events occur. The rights plan has a 10-year term from January 26, 1998, but our board of directors will review the merits of redeeming or continuing the rights plan not less than once every three years. Rights issued under the plan will be exercisable only if a person or group acquires 10% or more of our stock or announces a tender offer for 10% or more of our common stock. If a person or group acquires 10% or more of our common stock, all rightholders except the buyer will be entitled to acquire our common stock at a discount and under certain circumstances to purchase shares of the acquiring company at a discount. The rights plan contains an exception that would allow passive institutional investors to acquire up to a 15% ownership interest before the rights would become exercisable.

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Statutory Provisions Addressing Business Combinations

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law. This statute prohibits a publicly held Delaware corporation like us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the stockholder became an interested stockholder, unless:

  . prior to that date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in that person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by directors who are also officers and by certain employee stock plans; or

  . on or after the date the stockholder became an interested stockholder, the business combination is approved by our board of directors and authorized by the affirmative vote, and not by written consent, of at least two-thirds of our outstanding voting stock, excluding the stock owned by the interested stockholder.

   A "business combination" includes a merger or consolidation, asset sale or other transaction resulting, directly or indirectly, in a financial benefit to the interested stockholder. An "interested stockholder" is a person, other than us and any direct or indirect majority owned subsidiary of ours, who:

  .  is the owner of 15% or more of any class of our outstanding voting stock;
     or

  . is an affiliate or associate of ours and was the owner of 15% or more of any class of our outstanding voting stock at any time within the preceding three years, including the affiliates or associates of that person.

   Section 203 expressly exempts from the requirements described above any business combination by a corporation with an interested stockholder who became an interested stockholder at a time when the section did not apply to the corporation.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

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

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   This discussion describes the material United States federal income tax consequences of owning the Debentures and, to the extent described below, our common stock received upon an exchange, conversion or redemption of the Debentures. It is based on the opinion of Sullivan & Cromwell, special tax counsel to The PMI Group. It applies to you only if you hold your Debenture or common stock as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  .  a dealer in securities or currencies,

  . a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

  .  a bank,

  .  a life insurance company,

  .  a tax-exempt organization,

  . a person that owns Debentures that are a hedge or that are hedged against interest rate risks,

  . a person that owns Debentures as part of a straddle or conversion transaction for tax purposes, or

  .  a person whose functional currency for tax purposes is not the U.S.
     dollar.

   This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

   No statutory, administrative or judicial authority directly addresses the treatment of the Debentures or instruments similar to the Debentures for United States federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the "IRS") with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

   We urge prospective investors to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the Debentures and the common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Classification of the Debentures

   Pursuant to the terms of the indenture, we and each holder of the Debentures agree, for United States federal income tax purposes, to treat the Debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments, and the remainder of this discussion assumes that the Debentures will be so treated. However, no assurance can be given that the IRS will not assert that the Debentures should be treated differently. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the Debentures.

United States Holders

   This discussion applies to U.S. holders. You are a U.S. holder if you are a beneficial owner of a Debenture and you are:

  .  a citizen or resident of the United States,

  .  a domestic corporation,

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

  . an estate whose income is subject to United States federal income tax regardless of its source, or

  . a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

   A beneficial owner of Debentures that is a non-U.S. holder (as defined in "--Non-U.S. Holders" below) should see "--Non-U.S. Holders" below.

   Under the rules governing contingent payment debt obligations, you will be required to accrue interest income on the Debentures, in the amounts described below, regardless of whether you use the cash or accrual method of tax accounting. Accordingly, you would likely be required to include interest in taxable income in each year in excess of the accruals on the Debentures for non-tax purposes and in excess of any interest payments actually received in that year.

   If you purchase a Debenture at a price equal to the adjusted issue price (as defined below) of the Debenture, you must accrue an amount of ordinary income for United States federal income tax purposes, for each accrual period prior to and including the maturity date of a Debenture that equals:

  . the product of (i) the adjusted issue price of the Debenture as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the Debenture, adjusted for the length of the accrual period;

  .  divided by the number of days in the accrual period; and

  . multiplied by the number of days during the accrual period that you held the Debenture.

   The issue price of a Debenture is the first price at which a substantial amount of the Debentures was sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a Debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below and decreased by the projected amounts of any payments previously made with respect to the Debenture.

   The term "comparable yield" means the annual yield that an issuer of a contingent payment debt obligation would pay, as of the initial issue date, on a fixed rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the instrument.

   If you purchase your Debenture at a price other than its adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your Debenture and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly.

   We are required to provide to you, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the Debentures. This schedule must produce the comparable yield. The projected payment schedule includes estimates for payments of contingent interest and an estimate for a payment at maturity taking into account the exchange feature. The comparable yield and projected payment schedule are available from The PMI Group by telephoning The PMI Group, Inc. Investor Relations Department at (415) 788-7878 or submitting a written request for such information to: The PMI Group, Inc., 601 Montgomery Street, San Francisco, California 94111, Attention:
Investor Relations Department.

   For United States federal income tax purposes, you must use the comparable yield and projected payment schedule in determining your interest accruals, and the adjustments thereto described below, in respect of the Debentures, unless you timely disclose and justify the use of other estimates to the IRS. If you determine your

                                      44

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own comparable yield or projected payment schedule, you must also establish that our comparable yield or projected payment schedule is unreasonable.

   Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of a Debenture at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

      THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF YOUR INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE DEBENTURES FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE TO HOLDERS OF THE DEBENTURES.

  Adjustments to Interest Accruals on the Debentures

   If you receive actual payments with respect to a Debenture in a taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, you would incur a "net positive adjustment" equal to the amount of such excess. You would treat the "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

   If you receive actual payments with respect to a Debenture in a taxable year that in the aggregate were less than the amount of the projected payments for that taxable year, you would incur a "net negative adjustment" equal to the amount of such deficit. This adjustment will (a) reduce your interest income on the Debentures for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of your interest income on the Debenture during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.

   If the adjusted issue price of your Debenture is greater than the price you paid for your Debenture, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your Debenture is less than the price you paid for your Debenture, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

  Sale, Exchange, Conversion or Redemption of the Debentures

   Generally, the sale, exchange or conversion of a Debenture, or the redemption or a Debenture for cash, will result in taxable gain or loss to you. As described above, our calculation of the comparable yield and the projected payment schedule for the Debentures includes the receipt of stock upon exchange as a contingent payment with respect to the Debentures. Accordingly, we intend to treat the receipt of our common stock by you upon the exchange or conversion of a Debenture, or upon the redemption of a Debenture where we elect to pay in common stock, as a contingent payment. As described above, you are generally bound by our determination of the comparable yield and projected payment schedule. Under this treatment, an exchange, conversion or such a redemption will also result in taxable gain or loss to you. The amount of gain or loss on a taxable sale, exchange, conversion or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by you, including the fair market value of any common stock received, and

(b) your adjusted tax basis in the Debenture. Your adjusted tax basis in a Debenture will generally be equal to your original purchase price for the Debenture, increased by any interest income previously accrued by you (determined without regard to any adjustments to interest accruals described above), decreased by the amount of any projected payments previously made on the Debenture to you, and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your note at a price other than the adjusted issue price determined for tax purposes. Gain recognized upon a sale, exchange, conversion or redemption of a Debenture will generally be treated a ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the Debenture is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

   Your tax basis in our common stock received upon an exchange or conversion of a Debenture or upon your exercise of a put right that we elect to pay in common stock will equal the then current fair market value of such common stock. Your holding period for the common stock received will commence on the day immediately following the date of exchange or redemption.

  Constructive Dividends

   If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for federal income tax purposes and, in accordance with the anti-dilution provisions of the Debentures, the exchange rate of the Debentures is increased, such increase may be deemed to be the payment of a taxable dividend to you.

   For example, an increase in the exchange rate in the event of distribution of our evidence of indebtedness or our assets or an increase in the event of an extraordinary cash dividend will generally result in deemed dividend treatment to you, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not.

Non-U.S. Holders

   This discussion describes the tax consequences to a non-U.S. holder. You are a non-U.S. holder if you are the beneficial owner of a Debenture and are, for United States federal income tax purposes:

  .  a nonresident alien individual,

  .  a foreign corporation,

  .  a foreign partnership, or

  . an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a Debenture.

   If you are a U.S. holder, this section does not apply to you.

  Payments Made With Respect to the Debentures

   Under United States federal income and estate tax law, and subject to the discussions of backup withholding and dividends below, if you are a non-U.S. holder:

  . we and other U.S. payors generally will not be required to deduct United States withholding tax at a 30% rate (or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate) from payments of interest and principal to you if, in the case of payments of interest:

     (1) you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

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

     (2) you are not a controlled foreign corporation that is related to us through stock ownership, and

     (3) the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

         (a) you have furnished to the U.S. payor an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

         (b) in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-United States person,

         (c) the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

             i. a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

             ii. a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

             iii.a U.S. branch of a non-United States bank or of a non-United
                 States insurance company,

             and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the
             IRS),

         (d) the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business,

             i. certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

             ii. to which is attached a copy of the IRS Form W-8BEN or
                 acceptable substitute form, or

         (e) the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations;

  . no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your Debenture; and

  . if interest paid to you is "effectively connected" with your conduct of a trade or business within the United States, and, if required by an applicable tax treaty, the interest is attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the interest, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

     (1) you are a non-United States person, and

     (2) the interest is effectively connected with your conduct of a trade or business within the United States and is includible in your gross income.

    "Effectively connected" interest is taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

  Dividends on Common Stock and Constructive Dividends

   Except as described below, if you are a non-U.S. holder of common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate. Moreover, if you are a non-U.S. holder of a Debenture and you receive a constructive dividend as a result of a change in the exchange ratio of your Debenture, we and other payors may withhold on other payments made on your Debenture in between the date of the constructive dividend and the due date for filing of Form 1042-S (including extensions) for the tax year in which the constructive dividend is made if the relevant payor has control over, or custody of money or property owned by you and knowledge of the facts that give rise to the withholding. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend or other payments to you, unless you have furnished to us or another payor:

  . a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

  . in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

   If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

   If dividends paid to you are "effectively connected" with your conduct of a trade or business within the United States, and, if required by an applicable tax treaty, the dividends or constructive dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends or any other payments, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

  .  you are a non-United States person, and

  . the dividends or constructive dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.
  "Effectively connected" dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

   If you are a corporate non-U.S. holder, "effectively connected" dividends or constructive dividends that you receive may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an applicable income tax treaty that provides for a lower rate.

  Gain on Disposition of Common Stock

   If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of common stock unless:

  . the gain is "effectively connected" with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

  . you are an individual, you hold the common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

  . we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the common stock and you are not eligible for any treaty exemption.

   If you are a corporate non-U.S. holder, "effectively connected" gains that you recognize may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides a lower rate.

   We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

  United States Federal Estate Tax

   A Debenture held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

  . the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death, and

  . the income on the Debenture would not have been effectively connected with a United States trade or business of the decedent at the same time.

However, shares of common stock held by the decedent at the time of death will be included in the decedent's gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

  U.S. Holders

   In general, if you are a noncorporate U.S. holder, we and other payors are required to report to the IRS all payments of principal, and interest on and any constructive distribution with respect to your Debenture, including amounts accruing under the rules for contingent payment debt instruments, and dividends on our common stock. In addition, we and other payors are required to report to the IRS any payment of proceeds of the sale of your Debentures before maturity or your common stock within the United States. Additionally, backup withholding will apply to any payments, if you fail to provide an accurate taxpayer identification number, or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

  Non-U.S. Holders

   In general, payments of principal, dividends and interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under "Non-U.S. Holders--Payments Made With Respect to the Debentures" are satisfied or you otherwise establish an exemption.

   In general, payment of the proceeds from the sale of Debentures or common stock effected at a United States office of a broker is subject to both United States backup withholding and information reporting. If, however, you are a non-U.S. holder, you will not be subject to backup withholding and information reporting on such a sale provided that:

  . the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

     (1) an appropriate IRS Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

     (2) other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

  .  you otherwise establish an exemption.

   If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made outside the United States to an offshore account maintained by you unless the payor has actual knowledge that you are a United States person. We and other payors are required to report payments of interest and constructive distributions on your Debentures and dividends on your common stock on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

   In general, payment of the proceeds from the sale of Debentures or common stock effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  . the proceeds are transferred to an account maintained by you in the United States,

  . the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

  . the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of Debentures or common stock effected at a United States office of a broker) are met or you otherwise establish an exemption.

   In addition, payment of the proceeds from the sale of Debentures or common stock effected at a foreign office of a broker will be subject to information reporting if the sale is effected at a foreign office of a broker that is:

  .  a United States person,

  .  a controlled foreign corporation for United States tax purposes,

  . a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

  .  a foreign partnership, if at any time during its tax year:

     (1) one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

     (2) such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of Debentures or common stock effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

   You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

                            SELLING SECURITYHOLDERS

   The Debentures were originally issued by us to the initial purchasers, in a transaction exempt from the registration requirements of the Securities Act, and were immediately resold by the initial purchasers to persons reasonably believed by them to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act. The selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all of the Debentures and common stock into which the Debentures are convertible.

   The table below sets forth the name of each selling securityholder, the aggregate principal amount of Debentures beneficially owned by each selling securityholder that may be offered under this prospectus and the number of shares of common stock into which such Debentures are convertible. We have prepared the table based on information given to us by or on behalf of the selling securityholders on or prior to October 17, 2001. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common stock (such percentage of beneficial ownership is based on Rule 13d-3(d)(i) of the Exchange Act, using 44,487,953 shares of stock outstanding as of June 30, 2001 and, for each holder, treating as outstanding the number of shares of common stock issuable upon conversion of all that holder's Debentures, but assuming no conversion of any other holder's Debentures and not including shares of common stock that may be issued by us upon purchase of Debentures by us at the option of the holder). The selling securityholders may offer all, some or none of the Debentures or common stock into which the Debentures are convertible. Because the selling securityholders may offer all or some portion of the Debentures or the common stock, no estimate can be given as to the amount of the Debentures or the common stock that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures since the date on which they provided the information regarding their Debentures in transactions exempt from the registration requirements of the Securities Act.

   Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

                                                         Aggregate Principal
                                                         Amount of Debentures Percentage of Number of Shares of
                                                          Beneficially Owned   Debentures      Common Stock
                          Name                               and Offered       Outstanding      Offered(1)
                          ----                           -------------------- ------------- -------------------
ABC Limited.............................................         112,000             *              1,268
AFTRA Health Fund.......................................         240,000             *              2,717
Allstate Insurance Company (2)(3).......................       2,500,000             *             28,310
American Fidelity Assurance Company.....................         300,000             *              3,397
Amerisure Companies/Michigan Mutual Insurance
  Company...............................................         500,000             *              5,662
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.       5,000,000          1.39%            56,620
Argent Convertible Arbitrage Fund Ltd...................       1,500,000             *             16,986
Argent Lowlev Convertible Arbitrage Fund LLC............         500,000             *              5,662
ASSET INSURANCE CO. LTD-PRP.............................         337,000             *              3,816
Attorneys' Title Insurance Fund Inc.....................          50,000             *                566
Aventis Pension Master Trust............................         225,000             *              2,547
Banc of America Securities..............................       4,720,000          1.31%            53,449
Bank Austria Cayman Island LTD..........................       3,750,000          1.04%            42,465
Banque Generale Du Luxembourg S.A.......................      15,000,000          4.17%           169,860
BAY STATE INSUR CO LTD LC COLL..........................         188,000             *              2,128
Bear Stearns International Limited......................       5,000,000          1.39%            56,620
Black Diamond Capital I, Ltd............................       1,500,000             *             16,986
Black Diamond Offshore Ltd..............................       1,080,000             *             12,229
Blue Cross Blue Shield of Florida.......................         650,000             *              7,360
Boilermaker--Blacksmith Pension Trust...................       1,300,000             *             14,721

                                                    Aggregate Principal
                                                    Amount of Debentures Percentage of Number of Shares of
                                                     Beneficially Owned   Debentures      Common Stock
                       Name                             and Offered       Outstanding      Offered(1)
                       ----                         -------------------- ------------- -------------------
CALAMOS Convertible Fund--CALAMOS Investment
  Trust............................................       3,500,000             *             39,634
CALAMOS Convertible Growth and Income Fund--
  CALAMOS Investment Trust.........................       1,500,000             *             16,986
CALAMOS Convertible Portfolio--CALAMOS
  Advisors Trust...................................         145,000             *              1,641
CALAMOS Global Convertible Fund--CALAMOS
  Investment Trust.................................         140,000             *              1,585
CALAMOS Market Neutral Fund--CALAMOS
  Investment Trust.................................       8,450,000          2.35%            95,687
California State Automobile Association
Inter-Insurance....................................         250,000             *              2,831
CapitalCare, Inc...................................          90,000             *              1,019
Captive Fxd. Income Fd-Performa....................         584,000             *              6,613
CareFirst of Maryland, Inc.........................         350,000             *              3,963
CCI Investment Company Limited.....................          37,000             *                418
CFFX, LLC..........................................       3,000,000             *             33,472
CHICAGO STANDARD INS CO LC COLL....................          49,000             *                554
Chrysler Corporation Master Retirement Trust.......       1,000,000             *             11,324
CIBC World Markets.................................       3,100,000             *             35,104
City of Albany Pension Plan........................         125,000             *              1,415
City of Birmingham Retirement & Relief System......       1,400,000             *             15,853
City of Knoxville Pension System...................         290,000             *              3,283
Clarica Life Insurance Co.--U.S....................         350,000             *              3,963
Clinton Multistrategy Master Fund, Ltd.............       3,500,000             *             39,634
Clinton Riverside Convertible Portfolio, Ltd.......       6,500,000          1.81%            73,606
Conseco Annuity Assurance/Multi Bucket Annuity
  Convertible Bond Fund............................       1,500,000             *             16,986
Conseco Fund Group--Conseco Convertible Securities
  Fund.............................................         500,000             *              5,662
Consulting Group Capital Markets Fund..............         750,000             *              6,228
Convertible Securities Fund........................         150,000             *              1,698
Delta Airlines Master Trust, c/o Oaktree Capital
  Management LLC...................................         650,000             *              7,360
Delta Airlines Master Trust........................       2,100,000             *             23,780
Delta Pilots Disability and Survivorship Trust, c/o
  Oaktree Capital Management LLC...................         330,000             *              3,736
Delta Pilots Disability and Survivorship Trust.....         175,000             *              5,378
Deutsche Banc Alex Brown Inc.......................      12,500,000          3.47%           141,550
D L & C INSURANCE CO LTD...........................          90,000             *              1,019
Dorinco Reinsurance Company........................       1,600,000             *             18,118
Double Black Diamond Offshore LDC..................       4,680,000          1.30%            52,996
Drury University...................................          45,000             *                509
Excellus Health Plan Inc...........................       2,000,000             *             22,648
Excellus Health Plans..............................       1,780,000             *             20,156
Forest Alternative Strategies II...................         375,000             *              4,246
Forest Fulcrum Fund L.L.P..........................       4,685,000          1.30%            53,052
Forest Global Convertible Fund Series A-5..........      23,044,000          6.40%           260,950
FreeState Health Plan, Inc.........................          85,000             *                962
Genesee County Employees' Retirement System(4).....         300,000             *              3,397
GLG Global Convertible Fund........................       5,880,000          1.63%            66,585
GLG Global Convertible VCITS Fund..................       1,120,000             *             12,682
GLG Market Neutral Fund............................       3,000,000             *             33,972
Global Bermuda Limited Partnership.................       3,500,000             *             39,634
Granville Capital Corporation......................       2,000,000             *             22,648
Greek Catholic Union...............................          75,000             *                849

                                                                Aggregate Principal
                                                                Amount of Debentures Percentage of Number of Shares of
                                                                 Beneficially Owned   Debentures      Common Stock
                             Name                                   and Offered       Outstanding      Offered(1)
                             ----                               -------------------- ------------- -------------------
Greek Catholic Union II........................................          35,000             *                396
Group Hospitalization and Medical Services, Inc................         375,000             *              4,246
Hamilton Partners Limited......................................       7,432,000          2.06%            84,159
HealthNow New York, Inc........................................         100,000             *              1,132
HFR Master Fund, Ltd...........................................          75,000             *                849
HFR Zazove Master Trust........................................         200,000             *              2,264
H.K. Porter Company, Inc.......................................          35,000             *                396
Jackson County Employees' Retirement System....................         200,000             *              2,264
JAL Ventures Corp..............................................         500,000             *              5,662
Julius Baer Multibond Convert Bond.............................         500,000             *              5,662
KBC Financial Products USA Inc.................................       1,000,000             *             11,324
KENWOOD INSURANCE CO LTD LC COLL...............................         202,000             *              2,287
Kettering Medical Center Funded Depreciation Account...........          85,000             *                962
Key Royal Reinsur Co. LTD LC COLL..............................          41,000             *                464
Knoxville Utilities Board Retirement System....................         200,000             *              2,264
Lakeshore International Ltd....................................       9,000,000          2.50%           101,916
Landesbank Schleswig-Holstein International S.A................      12,000,000          3.33%           135,888
Lehman Brothers Inc.(5)........................................      20,000,000          5.56%           226,480
Lipper Convertibles, L.P.......................................      11,000,000          3.06%           124,564
Lipper Offshore Convertibles, L.P..............................       3,000,000             *             33,972
LLT Limited....................................................       1,100,000             *             12,456
Louisiana Workers' Compensation Corporation....................         640,000             *              7,247
Lutheran Brotherhood...........................................       2,000,000             *             22,648
Lyxor Master Fund c/o Forest Investment Mgmt L.L.C.............       4,765,000          1.32%            53,958
Lyxor Master Fund..............................................         400,000             *              4,529
Macomb County Employees' Retirement System.....................         700,000             *              7,926
Mainstay Convertible Fund......................................       3,370,000             *             38,161
Mainstay VP Convertible Fund...................................         930,000             *             10,531
McMahan Securities Co. L.P.....................................       2,735,000             *             30,971
MedAmerica Insurance...........................................       1,465,000             *             16,589
MFS Total Return Fund, a Series of MFS Series Trust V..........       1,500,000                           16,986
MedAmerica New York Insurance..................................         555,000             *              6,284
Morgan Stanley Dean Witter Convertible Securities Trust........       3,000,000             *             33,972
Motion Picture Industry Health Plan--Active Member Fund........          90,000             *              1,019
Motion Picture Industry Health Plan--Retiree Member Fund.......         105,000             *              1,189
Nations Convertible Securities Fund............................       5,850,000          1.63%            66,245
New York Life Separate Account #7..............................         460,000             *              5,209
N G S C INSURANCE LTD LC COLL..................................          37,000             *                418
NORCAL Mutual Insurance Company................................         425,000             *              4,812
Nomura Securities International, Inc...........................      10,000,000          2.78%           113,240
OCM Convertible Trust..........................................       1,590,000             *             18,005
Pacific Specialty (Convertibles)...............................          30,000             *                339
Partner Reinsurance Company....................................         150,000             *              1,698
Physicians' Reciprocal Insurers Account #7.....................       1,800,000             *             20,383
PIMCO Convertible Fund.........................................         220,000             *              2,491
Port Authority of Allegheny County Retirement and Disability
  Allowance Plan for the Employees represented by Local 85
  of the Amalgamated Transit Union.............................       1,400,000             *             15,853
RBC Capital Services Inc.......................................         151,000             *              1,709
RCG Latitude Master Fund.......................................       1,250,000             *             14,155
Ret Pension Plan of the California State Automobile Association          50,000             *                566
Salomon Brothers Asset Management, Inc.........................       8,900,000          2.40%           100,783

                                                          Aggregate Principal
                                                          Amount of Debentures Percentage of Number of Shares of
                                                           Beneficially Owned   Debentures      Common Stock
                          Name                                and Offered       Outstanding      Offered(1)
                          ----                            -------------------- ------------- -------------------
San Diego County Employees Retirement Association........        1,600,000             *             18,118
SCI Endowment Care Common Trust Fund--First Union........           50,000             *                566
SCI Endowment Care Common Trust Fund--National
  Fiduciary Services.....................................          150,000             *              1,698
SCI Endowment Care Common Trust Fund--Suntrust...........           50,000             *                566
Southdown Pension Plan...................................          150,000             *              1,698
Southern Farm Bureau Life Insurance Company..............        1,500,000             *             16,986
Spear, Leeds & Kellogg...................................        1,000,000             *             11,324
SPT......................................................        1,600,000             *             18,118
State Employees' Retirement Fund of the State of Delaware          390,000             *              4,416
State of Connecticut Combined Investment Funds...........          845,000             *              9,568
State of Florida, Office of the Treasurer................        1,750,000             *             19,817
Susquehanna Capital Group................................        4,150,000          1.15%            46,994
Sylvan (IMA) Ltd.........................................        2,030,000             *             22,987
TD Securities (USA) Inc..................................       19,000,000          5.28%           215,156
The Cockrell Foundation..................................           75,000             *                849
The Dow Chemical Company Employees' Retirement Plan......        2,600,000             *             29,442
The Fondren Foundation...................................           85,000             *                962
Tufts Associated Health Plans............................        1,000,000             *             11,324
UBS (Cayman Islands) Ltd.................................          643,000             *              7,281
Union Carbide Retirement Account.........................        2,100,000             *             23,780
United Food and Commercial Workers Local 1262 and
  Employers Pension Fund.................................          650,000             *              7,360
University of Massachusetts..............................          200,000             *              2,264
Vopak USA, Inc. Retirement Plan..........................          340,000             *              3,850
Victory Capital Management...............................        8,945,000          2.48%           101,293
Von Ernst Performa AG....................................          123,000             *              1,392
Wolverine Trading L.P....................................        3,000,000             *             33,972
Worldwide Transactions Ltd...............................          240,000             *              2,717
Zazove Hedged Convertible Fund L.P.......................        1,100,000             *             12,456
Zazove Income Fund, L.P..................................          800,000             *              9,059
Zurich Institutional Benchmarks Master Fund Ltd..........          800,000             *              9,059
Zurich Master Hedge Fund.................................          900,000             *             10,191
All other holders of Debentures or future transferees,
  pledges, donees, assignees or successors of any such
  holders(6)(7)..........................................       28,760,000          7.99%           325,678
                                                              ------------         -----          ---------
   TOTAL.................................................     $360,000,000         100.0%         4,076,640
                                                              ============         =====          =========

--------
 *  Less than one percent.
(1) Assumes conversion of all of the holder's Debentures at a conversion rate of 11.324 shares of common stock per $1,000 principal amount of the Debentures. This conversion rate is subject to adjustment, however, as described under "Description of the Debentures--Conversion Rights". As a result, the number of shares of common stock issuable upon conversion of the Debentures may increase or decrease in the future. Does not include shares of common stock that may be issued by us upon purchase of Debentures by us at the option of the holder. In addition, the number of shares of common stock listed for each holder does not include fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the Debentures, as described under "Description of Debentures--Conversion Rights."
(2) Includes $1,750,000 principal amount owned by Allstate Life Insurance Company, a majority-owned subsidiary of Allstate.
(3) Prior to the initial public offering of The PMI Group in 1995, The PMI Group was a wholly-owned subsidiary of Allstate. We are a party to a run-off support agreement with Allstate. For more information about our relationship with Allstate see our Annual Report on Form 10-K for the year-end December 31, 2000.
(4) Genesee County Employees' Retirement System beneficially owns 7,150 shares of our common stock in addition to the shares of common stock it will own upon conversion of the Debentures.
(5) Lehman Brothers Inc. acted as lead underwriter in the offering of our Debentures.
(6) Information about other selling securityholders will be set forth in prospectus supplements, if required.
(7) Assumes that any other holders of the Debentures, or any future pledgees, donees, assignees, transferees or successors of or from any other such holders of the Debentures, do not beneficially own any shares of our common stock other than the common stock issuable upon conversion of the Debentures at the initial conversion rate.

                             PLAN OF DISTRIBUTION

   The Debentures and the common stock into which the Debentures are convertible are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of the Debentures or the common stock by selling securityholders.

   The selling securityholders, including their pledgees or donees, may sell the Debentures and the common stock into which the Debentures are convertible directly to purchasers or through underwriters, broker-dealers or agents. If the Debentures or the common stock into which the Debentures are convertible are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

   The Debentures and the common stock into which the Debentures are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions, which may involve block transactions:

  . on any national securities exchange or quotation service on which the Debentures or the common stock may be listed or quoted at the time of sale;

  .  in the over-the-counter market;

  . in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

  .  through the writing of options.

   In connection with sales of the Debentures and the common stock into which the Debentures are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Debentures and the common stock into which the Debentures are convertible in the course of hedging the positions they assume. The selling securityholders may also sell short the Debentures and the common stock into which the Debentures are convertible and deliver the Debentures or the common stock into which the Debentures are convertible to close out short positions, or loan or pledge the Debentures or the common stock into which the Debentures are convertible to broker-dealers that in turn may sell such securities.

   The aggregate proceeds to the selling securityholders from the sale of the Debentures or common stock into which the Debentures are convertible offered by them hereby will be the purchase price of the Debentures or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Debentures or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

   In order to comply with the securities laws of some states, if applicable, the Debentures and common stock into which the Debentures are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Debentures and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

   The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Debentures and common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

   In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any Debentures or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

   To the extent required, the specific Debentures or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

   We entered into a registration rights agreement for the benefit of the holders of the Debentures to register their Debentures and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the Debentures and the common stock, including liabilities under the Securities Act. We have agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the Debentures and the common stock covered by this prospectus.

                          VALIDITY OF THE SECURITIES

   The validity of the Debentures and of the shares of common stock issuable upon conversion of the Debentures has been passed upon for us by Sullivan & Cromwell, Palo Alto, California.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   The consolidated financial statements as of December 31, 1999, and for each of the years in the two-year period then ended incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   We are "incorporating by reference" into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that The PMI Group has previously filed with the SEC. These documents contain important information about The PMI Group and its finances.

THE PMI GROUP SEC Filings (File No. 1-13664)                     Period or Date
--------------------------------------------                     --------------
     Annual Report on Form 10-K............. Fiscal year ended December 31, 2000
     Quarterly Report on Form 10-Q.......... Quarterly period ended March 31, 2001
     Quarterly Report on Form 10-Q.......... Quarterly period ended June 30, 2001
     Current Report on Form 8-K............. Filed on July 6, 2001
     Current Report on Form 8-K............. Filed on July 10, 2001
     Current Report on Form 8-K............. Filed on July 10, 2001
     Current Report on Form 8-K............. Filed on July 11, 2001
     Current Report on Form 8-K............. Filed on July 16, 2001
     Current Report on Form 8-K............. Filed on July 18, 2001
     Current Report on Form 8-K............. Filed on July 20, 2001
     Current Report on Form 8-K............. Filed on July 26, 2001
     Registration Statement on Form 8-A..... Filed on April 5, 1995, which contains a description of
                                             The PMI Group's common stock

   All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus to the end of the offering of the Debentures or shares of common stock issuable upon their conversion, shall also be deemed to be incorporated herein by reference and will automatically update information in this prospectus.

   You may request a copy of these filings at no cost, by writing or calling The PMI Group at the following address or telephone number:

                              Investor Relations
                              The PMI Group, Inc.
                             601 Montgomery Street
                            San Francisco, CA 94111
                              Tel (415) 788-7878

   Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

                             FOR MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

 Public Reference Room450     Northeast Regional         Midwest Regional
   Fifth Street, N.WRoom        OfficeWoolworth       Office500 West Madison
   1024Washington, D.C.     Building233 BroadwayNew  StreetSuite 1400Chicago,
           20549           York, New York 10279-0001      Illinois 60661

   You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

   The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like The PMI Group, who file electronically with the SEC. The address of that site is www.sec.gov.

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                              The PMI Group, Inc.

                 2.50% Senior Convertible Debentures due 2021
                             and Shares of Common
                              Stock Issuable Upon
                               Conversion of the
                                  Debentures





No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.


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